Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

BLACK SPADE ACQUISITION III CO,

ASTRUM SPACE INC

and

ASTRUM NETWORKS PTE. LTD.

dated as of August 27, 2026

i

ANNEXES

Annex A – Form of Listing Articles

Annex B – Form of Shareholders Support and Lock-Up Agreement and Deed

Annex C – Form of Sponsor Support and Lock-Up Agreement and Deed

Annex D – Form of Registration Rights Agreement

Annex E – Form of Plan of Merger

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (as it may be amended, restated or otherwise modified from time to time, this “Agreement”), dated as of August 27, 2026, is entered into by and among (i) Black Spade Acquisition III Co, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“BIII”), (ii) Astrum Space Inc, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”) and (iii) Astrum Networks Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore (“Astrum Singapore”). BIII, the Company and Astrum Singapore are referred to herein collectively as the “Parties.”

RECITALS

WHEREAS, BIII is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or assets;

WHEREAS, the Company is the direct owner of one hundred percent (100%) of the equity interests in Astrum Singapore, an entity treated as a corporation for U.S. federal income tax purposes;

WHEREAS, the Company and Astrum Holding have undertaken a restructuring resulting in the (i) Company becoming a direct wholly-owned Subsidiary of Astrum Holding and disregarded as an entity separate from Astrum Holding for U.S. federal income tax purposes, (ii) Astrum Holding becoming classified as a partnership for U.S. federal income tax purposes and (iii) Astrum Singapore becoming a direct wholly-owned Subsidiary of the Company and treated as owned by Astrum Holding for U.S. federal income tax purposes (the “Astrum Restructuring”);

WHEREAS, on the Closing Date (as defined below), in connection with the Merger and with effect from the Merger Effective Time, BIII shall adopt the second amended and restated memorandum and articles of association in substantially the form attached hereto as Annex A (with such changes as may be agreed in writing by BIII and the Company, the “Listing Articles”);

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”), at the Merger Effective Time, the Company shall be merged with and into BIII, whereupon the separate corporate existence of the Company shall cease and BIII shall be the surviving company and continue its existence under the Cayman Islands Companies Act as a publicly traded company listed on the NYSE;

WHEREAS, the board of directors of BIII (the “BIII Board”) has unanimously (i) determined that it is fair to, advisable for and in the best interests of BIII and the BIII Shareholders (as defined below) to enter into this Agreement and the Ancillary Agreements to which BIII is a party and to consummate the Merger (as defined below) and the other Transactions, (ii) approved this Agreement and the Ancillary Agreements to which BIII is a party, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Merger and the other Transactions, and (iii) determined to recommend to the BIII Shareholders the approval and adoption of this Agreement, the Plan of Merger, the other Ancillary Agreements to which BIII is a party, the Merger and the other Transactions;

WHEREAS, the respective boards of directors of the Company and Astrum Singapore (respectively, the “Company Board” and “Astrum Singapore Board”) have unanimously (i) determined that it is fair to, advisable for and in the best interests of the Company and Astrum Singapore and their respective shareholders, as applicable, to enter into this Agreement, the Ancillary Agreements to which it is a party and to consummate the Merger and the other Transactions, and (ii) approved this Agreement, the Plan of Merger and the other Ancillary Agreements to which it is a party, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Merger and the other Transactions;

WHEREAS, prior to the Closing, BIII will provide an opportunity to its shareholders to have their issued and outstanding BIII Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in the Amended and Restated Memorandum and Articles of Association of BIII, adopted by special resolution dated 5 January 2026 and effective on 5 January 2026 (as may be amended, restated or otherwise modified from time to time, the “BIII Governing Document”), in connection with the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to BIII’s willingness to enter into this Agreement, Astrum Holding has entered into a Shareholders Support and Lock-Up Agreement and Deed with BIII and the Company in the form attached as Annex B hereto (the “Shareholders Support Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, BIII, the Sponsor (as defined below) and the other parties thereto have entered into a Sponsor Support and Lock-Up Agreement and Deed in the form attached as Annex C hereto (the “Sponsor Support Agreement”); and

WHEREAS, concurrently with the consummation of the Transactions, BIII, the Sponsor, Astrum Holding, and other Holders (as defined therein) shall enter into a registration rights agreement substantially in the form attached as Annex D hereto (the “Registration Rights Agreement”);

WHEREAS, the Parties intend that, for U.S. federal income tax purposes (and applicable corresponding state and local income tax purposes), (i) the transfer of the stock of Astrum Singapore to BIII via the mechanism of the Merger (the “Astrum Stock Acquisition”) qualify as (A) a transfer of property described in Section 351 of the Code and the Treasury Regulations thereunder (taken together with any PIPE Financing) and/or (B) a “reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations thereunder (the “Intended Tax Treatment”) and (ii) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to acquisition of stock of Astrum Singapore by BIII;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, BIII, the Company and Astrum Singapore agree as follows:

Article 1
Certain Definitions

Section 1.01.          Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Transaction” has the meaning given to such term in Section 8.10.

“Action” means any action, suit, investigation (including Tax audit), litigation, claim (including any crossclaim or counterclaim), assessment, arbitration, charge or proceeding (including any civil, criminal, administrative, arbitral, investigative or appellate proceeding), in each case, that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Affiliate Transactions” has the meaning given to such term in Section 4.21.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by Applicable Law in respect of Tax.

“Agreement” has the meaning given to such term in the preamble hereto.

“Ancillary Agreements” means the Plan of Merger, the Shareholders Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, and the other agreements, instruments and documents expressly contemplated hereby.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act or any rules or regulations thereunder, the UK Bribery Act, any legislation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and all other Applicable Laws regarding anti-corruption and bribery or illegal payments or gratuities.

“Anti-Money Laundering Laws” has the meaning given to such term in Section 4.23(h).

“Antitrust Laws” means any federal, state, provincial, territorial and foreign statutes, rules, regulations, Governmental Orders and other Applicable Laws that are designed or intended to prohibit, restrict or regulate foreign investment or actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Authority that is legally binding upon or applicable to such Person.

“Astrum Holding” means Astrum Space Holding Inc, an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“Astrum Shareholders” means the holders of issued and outstanding shares in the share capital of Astrum Holding.

“Astrum Singapore” has the meaning given to such term in the preamble hereto.

“Astrum Singapore Board” has the meaning given to such term in the recitals hereto.

“Benefit Plan” has the meaning given to such term in Section 4.15(a).

“BIII” has the meaning given to such term in the preamble hereto.

“BIII Board” has the meaning given to such term in the recitals hereto.

“BIII Board Recommendation” has the meaning given to such term in Section 5.02(c).

“BIII Class A Ordinary Shares” means the Class A ordinary shares of BIII, par value $0.0001 per share.

“BIII Class B Ordinary Shares” means the Class B ordinary shares of BIII, par value $0.0001 per share.

“BIII Cure Period” has the meaning given to such term in Section 10.01(e).

“BIII Disclosure Schedule” means the confidential disclosure schedule delivered by BIII to the Company concurrently with the execution and delivery of this Agreement.

“BIII Excluded Shares” has the meaning given to such term in Section 2.07(c)(ii).

“BIII Extraordinary General Meeting” has the meaning given to such term in Section 8.05(a).

“BIII Governing Document” has the meaning given to such term in the recitals hereto.

“BIII Material Adverse Effect” means any effect, development, event, occurrence, fact, condition, circumstance or change that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the ability of BIII to timely consummate the Closing (including the Merger) on the terms set forth herein or to perform its agreements or covenants hereunder.

“BIII Material Contract” has the meaning given to such term in Section 5.14.

“BIII Ordinary Shares” means the BIII Class A Ordinary Shares and the BIII Class B Ordinary Shares.

“BIII Private Warrant” means each warrant to purchase one BIII Class A Ordinary Share (i) originally issued to the Sponsor and BIII’s IPO underwriters in a private placement which took place concurrently with the closing of BIII’s initial public offering or (ii) were, or are after the date hereof, issued in connection with the conversion of working capital loans made to BIII by the Sponsor, an Affiliate of the Sponsor or certain of BIII’s officers and directors in the aggregate up to 7,000,000 such warrants.

“BIII Public Warrant” means each warrant to purchase one BIII Class A Ordinary Share that was included in the BIII Units.

“BIII Redeeming Share” means each BIII Class A Ordinary Share in respect of which the applicable holder thereof has validly exercised his, her or its BIII Shareholder Redemption Right (and not waived, withdrawn or otherwise lost such rights).

“BIII Share Redemption” means the election of an eligible (as determined in accordance with the BIII Governing Document) Pre-Closing BIII Holder to exercise its BIII Shareholder Redemption Right in connection with the consummation of the Transactions.

“BIII Shareholder Approval” means the approval of the Transaction Proposals (other than the Transaction Proposal contemplated by clause (vii) of the definition thereof), in each case, by the requisite number of votes cast by the holders of BIII Ordinary Shares at the BIII Extraordinary General Meeting, in accordance with the Proxy Statement, the BIII Governing Document and Applicable Law.

“BIII Shareholder Redemption Amount” means the aggregate amount payable with respect to the exercise of BIII Shareholder Redemption Rights.

“BIII Shareholder Redemption Right” means the right of the holders of BIII Class A Ordinary Shares to redeem all or a portion of their BIII Class A Ordinary Shares as set forth in the BIII Governing Document.

“BIII Shareholders” means the holders of issued and outstanding BIII Ordinary Shares.

“BIII Units” means the units issued in BIII’s initial public offering (whether purchased in such offering or thereafter in the public market), each consisting of one BIII Class A Ordinary Share and one-third of a BIII Public Warrant.

“BIII Warrants” means the BIII Private Warrants and the BIII Public Warrants.

“Board” means the board of directors of the Merger Surviving Company.

“Business Combination” has the meaning given to such term in the BIII Governing Document.

“Business Day” means a day other than a Saturday, Sunday or another day on which commercial banks in the Cayman Islands, Hong Kong or New York are authorized or required by Applicable Law to close.

“Cayman Islands Companies Act” has the meaning given to such term in the recitals hereto.

“Cayman Islands Registrar of Companies” means the Registrar of Companies of the Cayman Islands.

“Closing” has the meaning given to such term in Section 2.03.

“Closing Date” has the meaning given to such term in Section 2.03.

“Closing Press Release” has the meaning given to such term in Section 8.08.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to such term in the preamble hereto.

“Company Financial Statements” has the meaning given to such term in Section 4.07(a).

“Company Board” has the meaning given to such term in the recitals hereto.

“Company Cure Period” has the meaning given to such term in Section 10.01(d).

“Company Disclosure Schedule” means the confidential disclosure schedule delivered by the Company to BIII concurrently with the execution and delivery of this Agreement.

“Company IT Systems” means any and all computers, hardware, Software, servers, workstations, routers, hubs, switches, circuits, racks, PCs, laptops, terminals, networking or data communications lines and all other information technology equipment, including all documentation related to the foregoing, owned, licensed, leased, or otherwise used by or on behalf of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any effect, development, event, occurrence, fact, condition, circumstance or change that, individually or in the aggregate, (x) has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations, financial condition, assets or liabilities of the Company and its Subsidiaries taken as a whole, or (y) does or would reasonably be expected to prevent any of the Company or Astrum Singapore from timely consummating the Closing on the terms set forth herein or to perform their agreements or covenants hereunder; provided, however, that, in the case of the foregoing clause (x) only, no effect, development, event, occurrence, fact, condition, circumstances or change, to the extent resulting from any of the following, either individually or in the aggregate, shall be deemed to constitute, or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) any change in Applicable Law or IFRS, or regulatory policies or interpretations thereof; (ii) any change in interest rates or economic, financial or market conditions generally; (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement (or the obligations hereunder), including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement, execution, pendency, consummation or performance) on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with third parties; provided that this clause (iii) shall not prevent a determination that a breach of any representation and warranty set forth herein which addresses the consequences of the execution and performance of this Agreement or the consummation of the Merger has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect; (iv) any change generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operates; (v) any acts of war, sabotage, civil unrest or terrorism, changes in global, national, regional, state or local political or social conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, any epidemic or pandemic and any other force majeure event (natural or man-made), or any worsening of any of the foregoing; (vi) the compliance with the express terms of this Agreement, including any action required to be taken, or required not to be taken, pursuant to the terms of this Agreement or otherwise taken at the specific prior written request of BIII or omitted to be taken to the extent wholly attributable to BIII unreasonably withholding its consent pursuant to Section 6.01; (vii) in and of itself, the failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets or estimates of revenues, earnings or other financial metrics for any period; provided that this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or budgets has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect, or (viii) any matter set forth in the Company Disclosure Schedule which matter is reasonably apparent on its face as constituting a Company Material Adverse Effect (disregarding this clause (viii)); except in the case of clauses (i), (ii) and (iv), to the extent that any such effect, development, event, occurrence, fact, condition, circumstance or change has a disproportionate and adverse effect on the business, assets, results of operations or condition of the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the industry in which the Company and its Subsidiaries operate, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to such similarly situated participants.

“Company Ordinary Shares” means the ordinary shares in the capital of the Company, par value $0.01 per share.

“Company Permits” has the meaning given to such term in Section 4.11(b).

“Company PII” means any and all Personally Identifiable Information that is processed by or on behalf of the Company or its Subsidiaries in connection with the development, marketing, delivery, servicing, use or other exploitation of the Company’s or its Subsidiaries’ products, services or operations.

“Company Privacy Policies” means all current and, to the extent applicable, prior public or internal policies, procedures and representations of the Company or its Subsidiaries to the extent relating to data security or the Processing of Personally Identifiable Information.

“Company Satellite” has the meaning given to such term in Section 4.27(a).

“Company Waiving Parties” has the meaning given to such term in Section 11.17.

“Completion 8-K” has the meaning given to such term in Section 8.08.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of February 25, 2026, by and between BIII and Astrum Singapore.

“Contracts” means any contract, agreement, subcontract, lease, sublease, license, sublicense, conditional sales contract, purchase or service order, indenture, note, bond, loan, understanding, undertaking, commitment or other arrangement or instrument, including any exhibits, annexes, appendices and attachments thereto and any amendments, statements of work, modifications, supplements, extensions or renewals thereto, whether written or oral.

“Conversion” has the meaning given to such term in Section 2.07(b).

“Damages” means all fines, losses, damages, liabilities, penalties, judgments, settlements, assessments and other reasonable costs and expenses (including reasonable legal, attorneys’ and other experts’ fees).

“Effectiveness Deadline” means (i) January 11, 2027, or (ii) if so agreed in writing by BIII and the Company (such agreement not to be unreasonably withheld), March 27, 2027.

“Eligible BIII Shareholder” means the holder of any Eligible BIII Share.

“Eligible BIII Shares” means the BIII Class A Ordinary Shares that are issued and outstanding immediately prior to the Merger Effective Time (other than the BIII Excluded Shares or BIII Redeeming Shares), including for the avoidance of doubt the BIII Class A Ordinary Shares held as a result of the Unit Separation or the Conversion.

“Employment Agreement” has the meaning given to such term in Section 4.15(a).

“Employment Laws” has the meaning given to such term in Section 4.16(b).

“Environmental Laws” means any Applicable Laws relating to pollution or the protection of the environment, including those related to the use, generation, treatment, storage, handling, emission, transportation, disposal or Release of Hazardous Materials, each as in effect on and as interpreted as of the date of this Agreement.

“Equity Incentive Plan” has the meaning given to such term in Section 8.09.

“Equity Security” means (i) any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting security or other ownership interest, (ii) any other interest or participation (including phantom units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of assets of, the issuing entity (including any “profits interests”), (iii) any subscription, call, warrant, option, restricted share, restricted stock unit, stock appreciation right, performance unit, incentive unit or other commitment of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any of the foregoing and (iv) any security convertible into or exercisable or exchangeable for any of the foregoing.

“Exchange Act” has the meaning given to such term in Section 5.08(a).

“Force Majeure Event” means any event or circumstance beyond the reasonable control of the Merger Surviving Company or its Affiliates that prevents, or materially delays or impedes the achievement of a Milestone Event, including: (i) acts of God, including earthquakes, floods, hurricanes, tsunamis, volcanic eruptions, or other natural disasters; (ii) war (whether declared or undeclared), armed conflict, invasion, act of foreign enemies, hostilities, civil war, terrorism, riot, or insurrection; (iii) explosion, fire, or serious accident at the launch site, satellite manufacturing facility, or integration facility, including explosion or malfunction of a third-party satellite, launch vehicle, or spacecraft at or near the launch site, in each case not caused by the acts or omissions of the Merger Surviving Company or its Affiliates; (iv) launch vehicle failure, launch delay, or launch cancellation by the launch services provider not caused by the Merger Surviving Company or its Affiliates; (v) government action, including expropriation, nationalization, embargo, sanctions, export control restrictions, denial or revocation of licenses or permits, or other regulatory action that prevents or delays launch or satellite operations, provided that such action did not result from any breach, misrepresentation, or failure to comply with Applicable Law by the Merger Surviving Company or its Affiliates; (vi) strikes, labor disputes, or work stoppages (other than those involving solely the employees of the Merger Surviving Company or its Subsidiaries); (vii) epidemic or pandemic, but only to the extent that quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, lockdown, shut down, closure, or similar restrictions are imposed by Governmental Authorities in the jurisdictions in which the Merger Surviving Company and its Subsidiaries operate; and (viii) failure of critical third-party suppliers or subcontractors to deliver components or services, but only to the extent that (A) the Merger Surviving Company has used commercially reasonable efforts to identify and engage an alternative supplier or subcontractor capable of performing the relevant obligation, and (B) no such alternative is available on commercially reasonable terms.

“Founder” means Mr. Zhou Qingzhi, the founder of the Company.

“Founder Support Letter” means the letter of support dated August 21, 2026, executed by the Founder in favor of the Company, pursuant to which the Founder has committed to provide, or cause to be provided, funding to the Company Group (as defined in the Founder Support Letter) in an aggregate amount of up to US$168,000,000 to support the operating, investing and financing activities of the Company Group, including capital expenditures necessary for the development, manufacture, testing and preparation of the NEAStar-1 satellite for operational launch.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including but not limited to, as applicable, the constitution, the memorandum of association, articles of association, certificates of incorporation, by-laws, material intercompany operating agreements, registration statements and equivalent organizational documents, each as amended, supplemented and/or restated to date.

“Government Official” means any public or elected official or officer, employee (regardless of rank), or Person acting on behalf of a national, provincial, or local government, including a department, agency, instrumentality, state-owned or state-controlled company, public international organization (such as the United Nations or World Bank), or non-U.S. political party, non-U.S. party official or any candidate for political office. Officers, employees (regardless of rank), or Persons acting on behalf of an entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions, or has its key officers and directors appointed by a government should also be considered “Government Officials.”

“Governmental Authority” means any supra-national, federal, regional, state, provincial, municipal, local or foreign government, governmental authority, taxing, regulatory or administrative agency, governmental commission, department, agency or instrumentality, court or tribunal, including any political subdivision thereof and any entity or enterprise owned or controlled thereby, any stock exchange or any self-regulatory organization or arbitral body (public or private), or any public international organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, issued, promulgated, made or entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” (or words of similar intent or meaning) under applicable Environmental Law, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“IFRS” means the International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

“Indebtedness” means any (i) indebtedness, whether or not contingent, for borrowed money, or (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security or similar instrument.

“Intellectual Property” means any and all intellectual property rights and similar proprietary rights in any jurisdiction throughout the world, whether registered or unregistered, including such rights in any and all of the following: (i) statutory invention registrations, patents and patent applications (together with any and all re-issuances, continuations, continuations-in-part, divisionals, revisions, provisionals, renewals, extensions and reexaminations of any of the foregoing) and all improvements to the inventions disclosed in each such patent or patent application, (ii) trademarks, service marks, trade dress, trade names, service names, brand names, certifications, corporate names, logos, social media identifiers and any and all other indications of origin, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) designs, copyrights, and all applications and registrations therefor, works of authorship, mask work rights and any and all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing, now or hereafter provided by Applicable Law, whether or not published and regardless of the medium of fixation or means of expression, (iv) Internet domain names and social media identifiers and accounts, (v) trade secrets, proprietary know-how (including inventions, discoveries, improvements, processes, market information, trade secrets, techniques, specifications, technical information, methods, tests, reports, component lists, manuals, instructions, drawings and information relating to customers and suppliers), confidential and proprietary information, including processes, data, inventions, technical data, algorithms, formulae, procedures, protocols, techniques, results of experimentation and testing, and business information (including financial and marketing plans, customer and supplier lists, and pricing and cost information), (vi) rights to publicity and privacy, (vii) Software, (viii) databases and data collections, (ix) industrial designs, (x) all registrations and applications (whether provisional, pending or final) to register, and renewals of any of the foregoing, and all common law rights thereto, and (xi) all rights to sue, bring, make, oppose, defend, appeal proceedings, claims or actions and obtain relief, recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing (including passing off and unfair competition), and all rights to claim priority in such rights, and all rights to apply for and be granted any extensions, renewals, or amendments of or to such rights.

“Intended Tax Treatment” has the meaning given to such term in the recitals hereto.

“Interim Period” has the meaning given to such term in Section 6.01.

“ITU” has the meaning given to such term in Section 4.27(c).

“ITU Rights” has the meaning given to such term in Section 4.27(c).

“Labor Contract” has the meaning given to such term in Section 4.12(a)(ix).

“Leakage” means, without duplication, to the extent paid or incurred after the date hereof and prior to the Closing Date, in each case, other than Permitted Leakage: (i) any dividend (whether in the form of cash or other property) or distribution declared, made or paid, by the Company or any Subsidiary of the Company to any Related Party; (ii) any repurchase or redemption of any Equity Securities of the Company or any Subsidiary of the Company, other than any such repurchase or redemption by any Subsidiary of the Company of any Equity Securities owned by the Company or any of its Subsidiaries; (iii) any waiver or release (A) in favor of any Related Party of any sum or obligation owing by any such Related Party to the Company or any of its Subsidiaries or (B) of any claims or rights of the Company or any of its Subsidiaries against any such Related Party, in each case, other than as expressly contemplated by this Agreement; (iv) any payments of any nature made to (or assets transferred to) any Related Party by the Company or any of its Subsidiaries; (v) any liabilities assumed or incurred for the benefit of any Related Party by the Company or any of its Subsidiaries, other than as expressly contemplated by this Agreement; (vi) the creation of any Lien over any asset of the Company or any of its Subsidiaries for the benefit of any Related Party (not including any benefit arising by virtue of the Related Party’s Equity Securities in the Company); (vii) any discharge or waiver by the Company or any of its Subsidiaries of any liability or obligation of any Related Party; (viii) any agreement or arrangement made or entered into by the Company or any of its Subsidiaries to do or give effect to any matter referred to in clause (i) through clause (vii) above; or (ix) any Tax which is payable by the Company or any of its Subsidiaries as a result of any of clause (i) through clause (viii) above.

“Leased Real Property” means all real property and interests in real property leased, subleased or otherwise occupied or used but not owned by the Company or any of its Subsidiaries.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to either the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, charge, deed of trust, pledge, hypothecation, encumbrance, real property license, security interest, covenant not to sue, option, right of first refusal, right of first offer, claim, restriction or other lien or similar adverse claim of any kind in respect of such property or asset.

“Listco Shares” means the Class A ordinary shares of the Merger Surviving Company, par value $0.0001 per share, which include, for the avoidance of doubt, the Eligible BIII Shares issued and outstanding upon consummation of the Merger.

“Listing Articles” has the meaning given to such term in the recitals hereto.

“Major Stations” has the meaning given to such term in Section 4.27(d).

“Merger” has the meaning given to such term in Section 2.01(a).

“Merger Effective Time” has the meaning given to such term in Section 2.03.

“Merger Consideration Shares” has the meaning given to such term in Section 2.07(e).

“Merger Surviving Company” has the meaning given to such term in Section 2.01(b).

“Milestone Date” has the meaning given to such term in Section 3.05.

“Milestone Event” has the meaning given to such term in Section 3.05.

“New Satellite” has the meaning given to such term in Section 4.27(a).

“Non-Public Eligible BIII Shareholder” means each Eligible BIII Shareholder that is the Sponsor or an Affiliate of the Sponsor.

“NYSE” means the New York Stock Exchange.

“Offer Documents” has the meaning given to such term in Section 8.04(c).

“Open Source Software” means any and all Software that is distributed as “free” Software, “open source” Software, “copyleft” Software or via similar licensing or distribution models that, in each case, require as a condition of use, modification or distribution (including under an ASP or “software as a service” model) of such Software that other Software using, incorporating, linking, integrating or distributing or bundling with such Software be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works, (c) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (d) redistributable at no charge. “Open Source Software” includes Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) the Apache Software Foundation License, (B) the GNU General Public License (GPL) or GNU Lesser General Public License (LGPL), (C) the Artistic License (e.g., PERL), (D) the Mozilla Public License, (E) the Netscape Public License, (F) the Sun Community Source License (SCSL), (G) the Sun Industry Standards License (SISL), (H) the Affero General Public License (AGPL), (I) the Common Development and Distribution License (CDDL) or (J) any license or distribution agreements or arrangements now listed as “open source” licenses on www.opensource.org or any successor website thereof or in the “Free Software Directory” maintained by the Free Software Foundation on http://directory.fsf.org/ or any successor website thereof.

“Ordinary Course of Business” with respect to any Person means, at any given time, the ordinary and usual course of operations of the business thereof, consistent with past practice, subject to any reasonable changes required to address any then current facts and circumstances (including requirements to comply with Applicable Law).

“Owned Intellectual Property” means any and all Intellectual Property owned (or purported to be owned) by the Company or any of its Subsidiaries.

“Parties” has the meaning given to such term in the preamble hereto.

“Payor” has the meaning given to such term in Section 3.03(b).

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Performance Shares” has the meaning given to such term in Section 3.05.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, clearances, orders, variances, exceptions or exemptions and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Leakage” means (i) any repurchase or redemption of any Equity Securities of the Company or any of its Subsidiaries by the Company or any of its Subsidiaries, as applicable, in the Ordinary Course of Business in connection with the termination of employment of any employee of the Company or its Subsidiaries, (ii) any payment by the Company or any of its Subsidiaries to (or on behalf of, or for the benefit of) any Related Party in respect of salary, bonus or other ordinary course compensation, director or manager fees, reimbursement or advancement of expenses, indemnification or other benefits due to such individual in their capacity as an employee, independent contractor or director of the Company or any of its Subsidiaries, together with any employer-paid portion of any employment or payroll Taxes related thereto, in each case, in the Ordinary Course of Business and as required by the terms of the Employment Agreements in effect on the date hereof and as made available to BIII, (iii) any payments made by the Company or any of its Subsidiaries to a Related Party pursuant to any of the Affiliate Transactions, Contracts or arrangements to the extent set forth on Section 1.01(a) of the Company Disclosure Schedule; and (iv) any Tax payable by the Company or any of its Subsidiaries as a result of any of clauses (i) through (iii) above.

“Permitted Liens” means (i) Liens that arise in the Ordinary Course of Business and which are not yet due and payable or which are being contested in good faith through appropriate Actions, (ii) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other mandatory social security legislation, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and with respect to which adequate reserves have been made in accordance with IFRS, (iv) Liens on real property (including zoning, building, or other similar restrictions, variances, encumbrances, easements, covenants, rights of way and similar restrictions of record and irregularities in title) that do not, individually or in the aggregate, materially interfere with the ownership, operation, value, or present uses of such real property, (v) statutory, common law and contractual Liens of landlords with respect to leased real property and the rights of lessors under any leases; (vi) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of the Company; (vii) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business, and (viii) Liens described on Section 1.01(b) of the Company Disclosure Schedule.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personally Identifiable Information” means any and all (i) information relating to an individual that either contains data elements that identify the individual or that can be used, directly or indirectly, to identify, contact or locate the individual, (ii) information that enables a person to contact the individual (such as information contained in a cookie or electronic device fingerprint), (iii) “personal data,” “personal information,” “nonpublic personal information” or any similar term as defined under any Applicable Law and (iv) other information, the Processing of which is regulated by an Applicable Law in relation to data protection or data privacy. Personally Identifiable Information includes (A) personal identifiers, such as name, address, telephone number, Social Security Number, date of birth, driver’s license number, identification number issued by a Governmental Authority, Taxpayer Identification Number and passport number, (B) online identifiers, e-mail addresses, social media handles, Internet or Software-based usernames, Internet protocol addresses, cookie identifiers, device identifiers, (C) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information and insurance policy numbers, (D) demographic information, including information relating to an individual’s race, gender, age, ethnicity, religion or philosophy, political affiliation or sexual orientation, (E) biometric data, such as fingerprint, retina or iris image, voice print or other unique physical representation or characteristic and (F) geolocation information.

“PIPE Engagement Letters” has the meaning given to such term in Section 8.12.

“PIPE Financing” has the meaning given to such term in Section 8.12.

“Plan of Merger” has the meaning given to such term in Section 2.01(a).

“Pre-Closing BIII Holders” means the Members (as defined in the BIII Governing Document) of BIII at any time prior to the Merger Effective Time.

“Privacy Requirements” means any and all (i) Company Privacy Policies, (ii) obligations of the Company under Contracts involving the Processing of Personally Identifiable Information, (iii)  Applicable Laws that apply to the security, privacy or Processing of Personally Identifiable Information, (iv) industry self-regulatory principles applicable to the protection or Processing of Personally Identifiable Information to which the Company or any of its Subsidiaries purport to adhere and (v) binding guidance issued by any Governmental Authority that pertains to any Applicable Law or principles outlined in the foregoing clauses (iii) or (iv).

“Process” or “Processing” means, with respect to any data or Personally Identifiable Information, the collection, recording, use, processing, storage, organization, modification, transfer, sale, retrieval, access, disclosure, deletion, dissemination or combination of such data or Personally Identifiable Information.

“Prospectus” has the meaning given to such term in Section 6.04.

“Proxy Statement” has the meaning given to such term in Section 8.04(a).

“Registered Intellectual Property” has the meaning given to such term in Section 4.13(a).

“Registration Rights Agreement” has the meaning given to such term in the recitals hereto.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form determined by the Parties, including any pre-effective and post-effective amendments and supplements thereto, to be filed with the SEC by BIII under the Securities Act with respect to (i) the issuance of the BIII Class A Ordinary Share to each holder of BIII Class B Ordinary Shares in connection with the Conversion, (ii) the issuance of the Merger Consideration Shares and the Performance Shares to Astrum Holding pursuant to this Agreement, (iii) the issuance of Listco Shares issuable upon the exercise of BIII Warrants, and (iv) the resale of all Listco Shares (including Listco Shares issuable upon exercise of BIII Warrants) and BIII Warrants held or to be held by the Non-Public Eligible BIII Shareholders.

“Related Party” has the meaning given to such term in Section 4.21.

“Related Party Loans” has the meaning given to such term in Section 6.08.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment.

“Reporting Exception Determination” has the meaning given to such term in Section 8.03(a)(ii).

“Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, Affiliates, employees, agents or advisors, including any investment banker, broker, attorney, accountant, consultant or other authorized representative of such Person.

“Resale F-1 Effective Date” has the meaning given to such term in Section 8.04(a).

“Sanctions” has the meaning given to such term in Section 4.23(g).

“Sanctioned Territories” has the meaning given to such term in Section 4.23(g).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning given to such term in Section 5.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any incident involving (i) information security breaches, intrusions, interruptions, breakdowns or failures of the Company IT Systems or (ii) unauthorized access, use, theft, extraction, Processing, transfer, modification, loss, disclosure, corruption, destruction, encryption or other compromise of Company PII or other data held, in whatever form, by or on behalf of the Company or its Subsidiaries, including where the unauthorized event results from the use of any malicious code (including without limitation viruses, Trojan horses, worms, malware, ransomware, bombs, backdoors, clocks, timers or similar harmful or hidden programs or other disabling device or malicious code, design or routine), social engineering, unauthorized access to physical premises, loss of devices, disclosure of passwords or otherwise.

“Service Provider” means, as of any relevant time, any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Shareholders Support Agreement” has the meaning given to such term in the recitals hereto.

“Significant Contract” has the meaning given to such term in Section 4.12(a).

“Software” means any and all (i) computer, mobile, or device software, programs, systems, applications and code, including any software implementations of algorithms, models and methodologies and any source code, object code, firmware, middleware, APIs, development and design tools, applets, compilers, assemblers, interfaces, engines, utilities and scripts, (ii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iii) error corrections, updates, modifications, enhancements, documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Sponsor” means Black Spade Sponsor LLC III, a limited liability company registered under the laws of the Cayman Islands.

“Sponsor Support Agreement” has the meaning given to such term in the recitals hereto.

“Sponsor Transaction Bonus” has the meaning given to such term in Section 3.04.

“Subsidiary” means, with respect to a specified Person, a corporation or other entity (i) of which more than 50% of the voting power of the Equity Securities is owned, directly or indirectly, or held through contractual arrangement, by such specified Person or (ii) with respect to which such specified Person controls the management.

“Surviving Provisions” has the meaning given to such term in Section 10.02.

“Tax” means all federal, state, local, or foreign taxes, fees or levies imposed by a Governmental Authority (including income, profits, franchise, alternative minimum, gross receipts, sales, use, customs duties, value added, ad valorem, escheat, transfer, real property, personal property, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, registration, license, withholding and estimated tax), and any interest, penalty, or addition with respect thereto.

“Tax Return” means any return, report, schedule, form, election, statement, declaration, or document (including any refund claim, information statement, or amendment) filed or required to be filed with or submitted to a Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

“Terminating BIII Breach” has the meaning given to such term in Section 10.01(e).

“Terminating Company Breach” has the meaning given to such term in Section 10.01(d).

“Termination Date” has the meaning given to such term in Section 10.01(b).

“Top Vendors” means the most significant vendors of the Company, together with its Subsidiaries, as measured by amounts paid by the Company and its Subsidiaries for the 12-month period ended December 31, 2025, in each case involving aggregate payments of at least $250,000 during such period.

“Transaction Proposals” has the meaning given to such term in Section 8.05(a).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning given to such term in Section 8.03(b).

“Treasury Regulations” means the temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Trust Account” means the account established by BIII for the benefit of its public shareholders pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of January 5, 2026, by and between BIII and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation.

“Unit Separation” has the meaning given to such term in Section 2.07(a).

“Virtual Data Room” means the virtual data room established and maintained by and on behalf of the Company in connection with BIII’s due diligence investigation of the Company relating to the Transactions, access to which was given to BIII.

“WARN” has the meaning given to such term in Section 4.16(b).

Section 1.02.          Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and neuter form, (ii) words using the singular or plural form also include the plural or singular form, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement (including the Annexes and Appendices hereto) and not to any particular provision of this Agreement, (iv) the terms “Article,” “Section” and “Annex” refer to the specified Article, Section or Annex of or to this Agreement unless otherwise specified, (v) whenever any other word derived from a defined term shall be used in this Agreement, such derived word shall have the meaning correlative to such defined term (e.g., “controlled” or “controlling” shall have the meaning correlative to “control”), (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” whether or not they are in fact followed by such phrase or phrases or words of like import, (vii) the word “or” shall be disjunctive but not exclusive, and (viii) references to anything having been “provided,” “made available” or “delivered” (or any other similar references) to BIII means the relevant item has been posted in the Virtual Data Room accessible to BIII no later than 5:00 p.m. on the day which is at least two Business Days prior to the date hereof.

(b)            All Annexes or Schedules (including the Company Disclosure Schedule and the BIII Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term(s) used in any Annex or Schedule (including the Company Disclosure Schedule and the BIII Disclosure Schedule) annexed hereto or referred to herein but not otherwise defined therein shall have the meaning ascribed to such term(s) in this Agreement.

(c)            Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; provided that, with respect to any agreement or other document identified in the Company Disclosure Schedule or the BIII Disclosure Schedule, such amendment or other modification thereto is also identified in the Company Disclosure Schedule or the BIII Disclosure Schedule, respectively.

(d)            Unless the context of this Agreement otherwise requires, references to any statute, law or other Applicable Law shall include all regulations and rules promulgated thereunder and references to any statute, law or other Applicable Law shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e)            References to any Person include references to such Person’s successors and assigns (provided, however, that nothing contained in this clause is intended to authorize any assignment or transfer not otherwise permitted by this Agreement), and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(f)            The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its counsel has reviewed and participated in the drafting of this Agreement and that no rule of strict construction, presumption or burden of proof favoring or disfavoring a Party shall be applied against any Party.

(g)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Except as otherwise expressly provided herein, (i) any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York and (ii) references from or through any date mean, unless otherwise specified, from and including or through and including, such date, respectively.

(h)            The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(i)             The terms “writing” and “written” and comparable terms refer to printing, typing and other means of reproducing words (including email) in visible form.

(j)            All monetary figures used herein, including references to “$,” shall be in United States dollars unless otherwise specified.

Section 1.03.          Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge, after reasonable inquiry, of (a) in the case of Astrum Singapore or the Company, the individuals listed on Section 1.03 of the Company Disclosure Schedule and (b) in the case of BIII, the individuals listed on Section 1.03 of the BIII Disclosure Schedule.

Article 2
The Merger; Closing

Section 2.01.          Merger.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, BIII and the Company shall execute a plan of merger (the “Plan of Merger”) in substantially the form attached as Annex E hereto by which the Company shall be merged with and into BIII in accordance with Part 16 of the Cayman Islands Companies Act, with BIII being the surviving company (the “Merger”), following which Astrum Singapore will become a direct wholly owned Subsidiary of the Merger Surviving Company.

(b)            Upon consummation of the Merger at the Merger Effective Time, the separate corporate existence of the Company shall cease to exist and the Company will be struck off the Register of Companies in the Cayman Islands, and BIII, as the surviving company of the Merger (hereinafter referred to for the periods at and after the Merger Effective Time as the “Merger Surviving Company”), shall continue its corporate existence under the laws of the Cayman Islands.

Section 2.02.          Effects of the Merger. At the Merger Effective Time, the Merger shall have the effects specified in this Agreement, the Plan of Merger and the Cayman Islands Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of BIII and the Company shall vest in the Merger Surviving Company and the Merger Surviving Company shall be liable for and subject in the same manner as BIII and the Company to all mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of BIII and the Company in accordance with the Cayman Islands Companies Act.

Section 2.03.          Closing; Merger Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on the date which is three (3) Business Days after the date on which all conditions set forth in Article 9 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as BIII and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article 9, on the Closing Date, BIII and the Company shall execute and file, or cause to be filed, the Plan of Merger and other documents required under the Cayman Islands Companies Act to effect the Merger with the Cayman Islands Registrar of Companies as provided by Section 233 of the Cayman Islands Companies Act. The Merger shall become effective at the time the Plan of Merger is registered by the Cayman Islands Registrar of Companies in accordance with the Cayman Islands Companies Act or at such later time or on such later (which shall not be a date later than the ninetieth day after the date the Plan of Merger is registered by the Cayman Islands Registrar of Companies in accordance with the Cayman Islands Companies Act) date as may be agreed by BIII and the Company in writing and, in either case, as specified in or pursuant to the Plan of Merger in accordance with the Cayman Islands Companies Act (the “Merger Effective Time”).

Section 2.04.          Memorandum and Articles of Association of Merger Surviving Company. At the Merger Effective Time, in accordance with the Plan of Merger, the memorandum and articles of association of the Merger Surviving Company shall be in the form of the Listing Articles, until thereafter amended or restated as provided therein or by Applicable Law.

Section 2.05.          Directors and Officers of the Merger Surviving Company. At the Merger Effective Time, the directors and officers of the Merger Surviving Company shall be appointed pursuant to Section 8.06, unless otherwise determined by BIII and the Company prior to the Merger Effective Time, each to serve until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Merger Surviving Company and pursuant to Section 8.06.

Section 2.06.          Name Change. At the Merger Effective Time, the name of the Merger Surviving Company shall be changed to “Astrum Space Company” (or such other name as may be agreed by the Company and BIII). Immediately after the Merger Effective Time, the Merger Surviving Company shall trade publicly on the NYSE under a new ticker symbol mutually selected by BIII and the Company.

Section 2.07.          Effects of the Merger on the Share Capital of BIII and the Company.

(a)            Immediately prior to the Merger Effective Time, each BIII Unit that is issued and outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one BIII Class A Ordinary Share and one-third of a BIII Public Warrant in accordance with the terms of the BIII Unit (the “Unit Separation”); provided that no fractional BIII Public Warrants will be issued in connection with the Unit Separation such that if a holder of BIII Units would be entitled to receive a fractional BIII Public Warrant upon the Unit Separation, the number of BIII Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of BIII Public Warrants without cash settlement for such rounded fraction.

(b)            Immediately prior to the Merger Effective Time, each holder of a BIII Class B Ordinary Share that is issued and outstanding immediately prior to the Merger Effective Time will elect to convert each such share into one BIII Class A Ordinary Share pursuant to Article 18 (other than Article 18.2, the application of which to the Transactions has been or will be duly waived by the written consent of holders of a majority of the issued BIII Class B Ordinary Shares as a separate class pursuant to Article 10 and Article 18.3 of the BIII Governing Document) of the BIII Governing Document, and each BIII Class B Ordinary Share shall no longer be outstanding and shall be canceled, and each former holder of BIII Class B Ordinary Shares shall thereafter cease to have any rights with respect to such BIII Class B Ordinary Shares (the “Conversion”).

(c)            At the Merger Effective Time, by virtue of the Merger and without any action on the part of BIII, the Company or any holder of Equity Securities thereof:

(i)             each Eligible BIII Share issued and outstanding immediately prior to the Merger Effective Time, including the BIII Class A Ordinary Shares issued as a result of the Conversion, shall remain issued and outstanding and shall not be affected by the Merger, and each Eligible BIII Shareholder shall continue to hold such Eligible BIII Shares as Listco Shares, being the Class A ordinary shares of the Merger Surviving Company;

(ii)            each BIII Class A Ordinary Share that is issued and outstanding and held immediately prior to the Merger Effective Time by BIII as treasury shares, including shares redeemed by BIII in connection with the exercise of BIII Shareholder Redemption Rights (if any) (collectively, the “BIII Excluded Shares”) shall be cancelled and cease to exist, and no consideration shall be paid or payable with respect thereto; and

(iii)           each BIII Redeeming Share that is issued and outstanding immediately prior to the Merger Effective Time shall be cancelled and cease to exist and shall thereafter represent only the right to be paid a pro rata share of the BIII Shareholder Redemption Amount in accordance with the BIII Governing Document.

(d)            At the Merger Effective Time, each whole BIII Warrant that is outstanding and unexercised immediately prior to the Merger Effective Time shall remain outstanding and shall continue to represent the right to purchase one Listco Share on the same terms and conditions as in effect immediately prior to the Merger Effective Time.

(e)            At the Merger Effective Time, by virtue of the Merger and without any action on the part of BIII, the Company or any holder of Equity Securities thereof, the ordinary shares of the Company, par value $0.01 per share, issued and outstanding immediately prior to the Merger Effective Time and held by Astrum Holding shall be cancelled in exchange for the right of Astrum Holding to receive a total of 100,000,000 validly issued, fully paid and non-assessable Listco Shares (the “Merger Consideration Shares”).

(f)            Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Merger Effective Time, the issued and outstanding BIII Ordinary Shares shall have been changed into a different number of shares or a different class by reasons of any reclassification, share split (including reverse share split), share dividend or distribution, reorganization, recapitalization or other similar transaction, then the number of Merger Consideration Shares shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change to provide Astrum Holding the same economic effect as contemplated by this Agreement.

Article 3
Closing Deliveries

Section 3.01.          Closing Deliverables.

(a)            At or prior to the Closing, the Company shall deliver or cause to be delivered to BIII:

(i)            the Registration Rights Agreement, duly executed by Astrum Holding; and

(ii)            a certificate signed by an authorized officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been fulfilled.

(b)            At or prior to the Closing, BIII shall deliver or cause to be delivered to the Company:

(i)            the Registration Rights Agreement, duly executed by BIII, the Sponsor and the other parties named or set out in the signature pages thereto; and

(ii)            a certificate signed by an authorized director or officer of BIII, dated the Closing Date, certifying that the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(c) have been fulfilled.

Section 3.02.          Issuance of Merger Consideration Shares.

(a)            At the Closing, BIII shall issue the Merger Consideration Shares to Astrum Holding pursuant to this Section 3.02, and shall deliver to Astrum Holding the amount of any dividends or other distributions with a record date after the Merger Effective Time theretofore paid with respect to such Merger Consideration Shares.

(b)            The Merger Consideration Shares shall be issued to Astrum Holding in book-entry form with DTC or its nominee being the holder of record of such Merger Consideration Shares.

Section 3.03.          No Liability; Withholding.

(a)            None of the Parties and the Merger Surviving Company shall be liable to any Person for any portion of the Merger Consideration Shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration Shares that remains undistributed to Astrum Holding as of immediately prior to the date on which such Merger Consideration Shares would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by Applicable Law, become the property of the Merger Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(b)            Notwithstanding any other provision of this Agreement, each of the Parties, the Merger Surviving Company, and any other applicable withholding agent (without duplication) (each, a “Payor”) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such Taxes as are required to be deducted and withheld with respect to the making of such payment under any applicable Tax law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 3.04.          Sponsor Transaction Bonus. In consideration for Sponsor’s efforts in facilitating the consummation of the Transaction, including assisting with the PIPE Financing, at and subject to the Closing, the Company shall pay (or cause to be paid) to the Sponsor an amount (the “Sponsor Transaction Bonus”) equal to US$3,500,000. The Sponsor Transaction Bonus shall be deducted from the Trust Account or paid from the Company’s available funds (which for the avoidance of doubt shall include proceeds of any PIPE Financing), in each case concurrently at Closing.

Section 3.05.          Performance Shares.

(a)            Performance Shares. Following the Closing, the Merger Surviving Company shall issue, or cause to be issued, to Astrum Holding, up to a total of 25,500,000 Listco Shares (the “Performance Shares”), upon the terms and conditions set forth in this Section.

(b)            Milestone Events. If the Merger Surviving Company achieves any of the following milestone events (as evidenced by certifications issued by the relevant manufacturer or launch provider, as applicable, or such other reasonable documentation evidencing the satisfaction of the relevant milestone event) in respect of its geostationary earth orbit satellite named “NEASTAR-1” (each, a “Milestone Event”) on or prior to the applicable milestone date (each, a “Milestone Date”) as set forth in the following table, Astrum Holding shall be entitled to receive the applicable number of Listco Shares set out in the following table:

Milestone Event	Milestone Date	Listco Shares
Upon full spacecraft integration	On or prior to February 1, 2028	7,650,000
Upon shipment to the launch site	On or prior to April 15, 2029	10,200,000
Upon launch of the NEASTAR-1 satellite	On or prior to June 30, 2029	7,650,000

(c)            Issuance. The Listco Shares shall be issued as soon as reasonably practicable following the achievement of such Milestone Event on or prior to the applicable Milestone Date, and in any event within ten (10) Business Days of the occurrence of such Milestone Event (for the avoidance of doubt, as evidenced by certifications issued by the relevant manufacturer or launch provider, as applicable, or such other reasonable documentation evidencing the satisfaction of the relevant milestone event).

(d)            Milestone Catch-up. Notwithstanding any failure to achieve a prior Milestone Event by its applicable Milestone Date, if a subsequent Milestone Event is achieved by its applicable Milestone Date, then the Performance Share Recipients shall be entitled to receive, in addition to the Listco Shares corresponding to such subsequent Milestone Event, the number of Listco Shares corresponding to any prior Milestone Event(s) that were not previously achieved by the applicable Milestone Date; provided that such Listco Shares shall only be issuable after (and not prior to) the date of achievement of such subsequent Milestone Event.

(e)            Force Majeure. If a Force Majeure Event occurs that prevents, or materially delays or impedes the achievement of a Milestone Event, the Milestone Date for the last Milestone Event (i.e., launch of the NEASTAR-1 satellite) shall be automatically extended on a day-for-day basis for the duration of such Force Majeure Event, provided that the Merger Surviving Company has (i) used commercially reasonable efforts to mitigate the effects of such Force Majeure Event and to resume performance as soon as reasonably practicable and (ii) during the Interim Period, provided BIII with prompt written notice specifying the nature of the Force Majeure Event and its anticipated duration; provided further that in no event shall the Milestone Date for the last Milestone Event be extended to a date later than December 31, 2029. For the avoidance of doubt, Section 2.04(d) (Milestone Catch-up) shall continue to apply with respect to any Milestone Event(s) that were not achieved by the applicable Milestone Date (as extended pursuant to this Section 2.04(e)).

(f)            The rights to the Performance Shares (i) are solely contractual rights, (ii) will not be evidenced by a certificate, do not constitute securities or other instruments and are not readily marketable, and (iii) if and until such Performance Shares are issued, may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part.

(g)            The terms and conditions governing the right to receive Performance Shares are intended to meet the conditions set forth in Revenue Procedure 84-42, and any issuance of the Performance Shares shall be treated as an adjustment to the Merger consideration by the parties for Tax purposes and not treated as “other property” within the meaning of Section 356 of the Code, unless required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or otherwise required by Law.

Article 4
Representations and Warranties of the Company and Astrum Singapore

Except (a) as set forth in the Company Disclosure Schedule (subject to Section 11.14) or (b) as otherwise explicitly set out in this Agreement, each of the Company and Astrum Singapore represents and warrants to BIII as of the date hereof and as of the Closing Date as follows, provided that Astrum Singapore shall give the representations and warranties set forth in this Article 4 only to the extent relating to the Subsidiaries of the Company (and not the Company itself):

Section 4.01.          Corporate Existence and Power.

(a)            The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate or similar organizational power and authority to own or lease its properties and to conduct its business as it is now being conducted.

(b)            True and complete copies of the Governing Documents of the Company have been made available to BIII. Such Governing Documents are in full force and effect and, if required under Applicable Law, have been registered with, as applicable, the appropriate Governmental Authorities. The Company is not in violation of any of the provisions of its Governing Documents.

(c)            The Company is duly licensed or qualified and, where applicable, in good standing (to the extent such concept exists in the relevant jurisdiction) as a foreign company in each jurisdiction in which the ownership or lease of its property or the character of its activities is such as to require it to be so licensed, qualified or in good standing (to the extent such concept exists in the relevant jurisdiction), as applicable, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.02.          Corporate Authorization.

(a)            Each of the Company and Astrum Singapore has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party, to perform its obligations hereunder and thereunder, and (subject to the approvals described in Section 4.03) to consummate the Transactions. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party, and the consummation of the Transactions have been duly and validly authorized and approved by the Company Board and Astrum Singapore Board, and no other corporate or similar organizational action on the part of the Company, Astrum Singapore or any of their respective Subsidiaries or any holders of any Equity Securities of the Company, Astrum Singapore or any of their respective Subsidiaries is necessary to authorize the execution and delivery by the Company and Astrum Singapore of this Agreement or the Ancillary Agreements to which the Company or Astrum Singapore is (or is specified to be) a party, the performance by the Company or Astrum Singapore of its obligations hereunder and thereunder and the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by each of the Company and Astrum Singapore and, assuming this Agreement constitutes a legal, valid and binding obligation of the other Parties, constitutes a legal, valid and binding obligation of each of the Company and Astrum Singapore, enforceable against each of the Company and Astrum Singapore in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each Ancillary Agreement to which the Company or Astrum Singapore is (or is specified to be) a party, when executed and delivered by the Company or Astrum Singapore, will be duly and validly executed and delivered by the Company or Astrum Singapore, and, assuming such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties thereto, will constitute a legal, valid and binding obligation of the Company or Astrum Singapore, enforceable against the Company or Astrum Singapore in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)            Each of the Company Board and the Astrum Singapore Board has, by duly adopted resolutions and if applicable, at a meeting duly called and held, unanimously (i) approved, as applicable, this Agreement, the Ancillary Agreements and the Transactions, and (ii) determined that this Agreement, the Ancillary Agreements and the Transactions are advisable and in the best interests of, as applicable, the Company and Astrum Singapore, and their respective shareholders. The Company Board has, by duly adopted resolutions and if applicable, at a meeting duly called and held, unanimously (i) directed that the adoption of this Agreement and the Ancillary Agreements be submitted for approval by the shareholders of the Company, and (ii) recommended that the shareholders of the Company approve this Agreement, the Ancillary Agreements and the Transactions.

Section 4.03.          Governmental Authorizations; Consents. Assuming the representations and warranties in Article 5 are true, correct and complete, no consent, approval or authorization of, or designation, declaration to or filing with, notice to, or any other action by or in respect of, any Governmental Authority or other Person is required on the part of the Company or Astrum Singapore with respect to the Company’s or Astrum Singapore’s execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party or the consummation of the Transactions, except for (a) any applicable requirements of any Antitrust Laws, (b) the filing of the Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Islands Companies Act and the publication of notification of the Merger in the Cayman Islands Government Gazette in accordance with the Cayman Islands Companies Act or (c) any consents, approvals, authorizations, designations, declarations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to the Company or its Subsidiaries, taken as a whole.

Section 4.04.          Noncontravention. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company or Astrum Singapore is (or is specified to be) a party by the Company or Astrum Singapore and the consummation of the Transactions do not and will not (a) contravene, conflict with, or violate any provision of, or result in the breach of any Applicable Law, (b) contravene, conflict with, or violate any provision of, or result in the breach of the Governing Documents of the Company or Astrum Singapore or any of their respective Subsidiaries, (c) assuming the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.03, conflict with, violate or result in a breach of any term, condition or provision of any Significant Contract, or terminate or result in a default under, or require any consent, notice or other action by any Person under (with or without notice, or lapse of time, or both) or the loss of any right under, or create any right of termination, acceleration or cancellation of, any Significant Contract, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or Astrum Singapore or any of their respective Subsidiaries, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, Permit or approval from any Governmental Authority or other Person, except, in each case of clauses (a), (c) and (d) above, to the extent that the occurrence of any of the foregoing would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole or have a material adverse effect on the ability of the Company or Astrum Singapore to enter into and perform this Agreement and the Ancillary Agreements.

Section 4.05.          Subsidiaries.

(a)            The Subsidiaries of the Company are set forth on Section 4.05(a) of the Company Disclosure Schedule. Each of the Subsidiaries of the Company has been duly incorporated, formed or organized and is validly existing and in good standing (to the extent such concept exists in the jurisdiction of the relevant Subsidiary), where applicable, under the laws of its jurisdiction of incorporation, formation or organization and has all requisite corporate or similar organizational power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing (to the extent such concept exists in the jurisdiction of the relevant Subsidiary) as a foreign company (or other entity, if applicable) in each jurisdiction in which its ownership or lease of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (to the extent such concept exists in the jurisdiction of the relevant Subsidiary), as applicable, except where the failure to be so licensed or qualified or in good standing (to the extent such concept exists in the jurisdiction of the relevant Subsidiary) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)            True and complete copies of the Governing Documents of the Subsidiaries of the Company have been made available to BIII, and are in full force and effect and such Subsidiaries are not in violation of any of the provisions thereof.

Section 4.06.          Capitalization.

(a)            All of the issued Company Ordinary Shares have been duly authorized and validly issued in accordance with Applicable Law, including all applicable federal securities laws, and the Governing Documents of the Company, and are fully paid and were not issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Company Ordinary Shares), and are not subject to any preemptive rights, rights of first refusal or similar rights, other than generally applicable transfer restrictions imposed by applicable securities laws. Section 4.06(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all the Company Ordinary Shares that are authorized, issued or outstanding and the holders of such Company Ordinary Shares. Except as set forth in Section 4.06(a) of the Company Disclosure Schedule, there are no authorized, issued or outstanding Equity Securities of the Company.

(b)            Set forth on Section 4.06(b) of the Company Disclosure Schedule is (i) the capitalization of each direct and indirect Subsidiary of the Company, including the number of Equity Securities authorized, issued and outstanding (including the holder of any such Equity Securities) for each such Subsidiary and (ii) the name of each other corporation, limited liability company, trust, partnership, joint venture or other entity in which the Company or any of its Subsidiaries owns Equity Securities and the amount and the ownership percentage represented by such Equity Securities. The outstanding Equity Securities of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights. Other than as set forth on Section 4.06(b) of the Company Disclosure Schedule, the Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding Equity Securities of each Subsidiary of the Company free and clear of any Liens other than Permitted Liens.

(c)            Other than as set forth on Section 4.06(a) of the Company Disclosure Schedule or Section 4.06(b) of the Company Disclosure Schedule, there are no Equity Securities of the Company or any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company or any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equityholders of the Company or any Subsidiary of the Company may vote. None of the Company or any of its Subsidiaries is a party to any equityholders agreement, voting agreement or registration rights agreement relating to the Equity Securities of the Company or any Subsidiary of the Company. There are no declared but unpaid dividends or other distributions with regard to any issued and outstanding Equity Securities of the Company or any Subsidiary of the Company.

Section 4.07.          Financial Statements.

(a)            As used herein, “Company Financial Statements” means (i) the unaudited combined balance sheets and statements of income, other comprehensive loss, shareholders’ equity and cash flows as of and for the fiscal years ended December 31, 2024 and December 31, 2025 for the Company and (ii) once available and delivered by the Company, audited consolidated financial statements of the Company for the fiscal years ended December 31, 2024 and December 31, 2025. prepared in accordance with and pursuant to Section 6.03. The Company Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, and changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in the Company Financial Statements in conformity with IFRS consistently applied throughout the period indicated. Attached as Section 4.07(a) of the Company Disclosure Schedule are true and complete copies of the unaudited Company Financial Statements.

(b)            The Company Financial Statements have been (i) prepared in all material respects in accordance with IFRS and, to the extent reasonably practicable, Regulation S-X and, upon completion of the PCAOB audit contemplated in Section 6.03, will be audited in accordance with PCAOB auditing standards by a PCAOB-qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act.

(c)            Other than as set forth on Section 4.07(c) of the Company Disclosure Schedule, the Company and its Subsidiaries have established and maintained, and maintain, systems of internal controls over financial reporting. Such systems are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS and to maintain accountability for the Company’s and its Subsidiaries’ assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences, and (v) material information is communicated to management as appropriate. Other than as set forth on Section 4.07(c) of the Company Disclosure Schedule, none of the Company, its Subsidiaries, or, to the knowledge of the Company, an independent auditor of the Company or its Subsidiaries, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized or maintained by the Company or its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s or its Subsidiaries’ management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized or maintained by the Company or its Subsidiaries, or (iii) any claim or allegation regarding any of the foregoing.

(d)            Neither the Company nor any of its Subsidiaries is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements.

(e)            Neither the Company nor any of its Subsidiaries has received from any employee of the Company or its Subsidiaries any written or, to the knowledge of the Company, oral complaint, allegation, assertion or claim with respect to unlawful or potentially unlawful activity regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not independently identified or received any written notice from their independent accountants regarding any of the foregoing.

(f)            As of the date hereof, the Company and its Subsidiaries do not have any Indebtedness except as set forth in Section 4.07(f) of the Company Disclosure Schedule.

Section 4.08.          Undisclosed Liabilities.

(a)            The Company was incorporated solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Merger Effective Time except as expressly contemplated by this Agreement and the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(b)            There is no liability, debt or obligation of the Company or any of its Subsidiaries (x) required to be set forth on a balance sheet of the Company in accordance with IFRS or (y) that is material, except for liabilities, debts and obligations (i) as (and to the extent) reflected or reserved for on the balance sheet of the Company as of December 31, 2025 or disclosed in the notes thereto included in the Company Financial Statements, (ii) that have arisen since December 31, 2025 in the Ordinary Course of Business (none of which results from, arises out of or was caused by any tortious conduct, breach of Contract, infringement or violation of any Applicable Law by the Company or any of its Subsidiaries) or (iii) incurred in connection with the Transactions.

Section 4.09.          Absence of Changes.

(a)            Since December 31, 2025, there has not been any Company Material Adverse Effect.

(b)            Since December 31, 2025, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the Ordinary Course of Business and (ii) have not taken any action (or failed to take any action) that would violate Section 6.01 if such action had been taken (or failed to be taken) after the date of this Agreement.

Section 4.10.          Litigation and Proceedings. Except as set forth in Section 4.10 of the Company Disclosure Schedule, since January 1, 2023, there have not been any, and there are currently no, pending or, to the knowledge of the Company, threatened, Actions against the Company or any of its Subsidiaries or any of their respective properties or assets, or, to the knowledge of the Company, any of their respective directors or employees, in their capacity as such except, in each case, as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 4.10 of the Company Disclosure Schedule, since January 1, 2023, neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any such Subsidiary, has been subject to any Governmental Order that would reasonably be expected to have a Company Material Adverse Effect.

Section 4.11.          Compliance with Laws; Permits.

(a)            The Company and its Subsidiaries, and their respective officers, directors and employees are and since January 1, 2023 have been, in compliance with Applicable Law, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Since January 1, 2023, (i) none of the Company or any of its Subsidiaries has been subjected to, or received any notification from, any Governmental Authority of a material violation of any Applicable Law or any investigation by a Governmental Authority for actual or alleged material violation of any Applicable Law, (ii) to the knowledge of the Company, no claims have been filed against the Company or any of its Subsidiaries with any Governmental Authority alleging any material failure by the Company or any of its Subsidiaries to comply with any Applicable Law, and (iii) neither the Company nor any of its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Applicable Law.

(b)            The Company and each of its Subsidiaries has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted and as proposed to be conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, (i) each Company Permit is in full force and effect in accordance with its terms, (ii) no outstanding notice of revocation, adverse modification, cancellation or termination of any Company Permit has been received by the Company or any of its Subsidiaries, (iii) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, suspension, withdrawal, adverse modification, cancellation or termination of any Company Permit, and (iv) each of the Company and each of its Subsidiaries is, and has been since January 1, 2023, in compliance with all material Company Permits applicable to the Company or such Subsidiary and to the knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default under such Company Permits, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole. The consummation of the Transactions will not cause the revocation, modification or cancellation of any Company Permits, except for any such revocation, modification or cancellation that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Section 4.11(b) of the Company Disclosure Schedule contains a true and complete list of all material Company Permits.

Section 4.12.          Significant Contracts.

(a)            Section 4.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Contracts to which the Company or any of its Subsidiaries is a party or is bound by falling within the following categories and in effect as of the date hereof (each Contract required to be listed on Section 4.12(a) of the Company Disclosure Schedule and, as of the Closing, any other Contract in effect that would have been required to be disclosed pursuant to Section 4.12(a) if in effect on the date hereof, a “Significant Contract”; it being understood that the Company is not required to list any Contract with suppliers, service providers or customers of the Company and its Subsidiaries entered into in the Ordinary Course of Business on Section 4.12(a) of the Company Disclosure Schedule if such Contract falls into categories set forth in Section 4.12(a)(i), (xii) and (xv) but any such Contract shall still constitute a Significant Contract for the purposes of this Agreement):

(i)             any Contract, the performance of which involves payments (A) by the Company or its Subsidiaries in the aggregate in excess of $5,000,000 in any fiscal year or (B) to the Company or its Subsidiaries in the aggregate in excess of $5,000,000 in any fiscal year, including the Founder Support Letter;

(ii)            any Contract for the voting of Equity Securities of the Company or any of its Subsidiaries;

(iii)           any Contract with a Top Vendor (other than purchase or service orders accepted, confirmed or entered into in the Ordinary Course of Business);

(iv)           any Contract for the construction, launch or operation of satellites or any associated ground network;

(v)            any satellite coordination Contract;

(vi)           any Contract with any Governmental Authority governing spectrum reservations;

(vii)          any Contract for the lease, license or operation of any Major Station or otherwise related to the operation of any Company Satellite or New Satellite;

(viii)         any employment Contract with any of the employees of the Company and/or one of its Subsidiaries that provides for annual base compensation in excess of $500,000;

(ix)           each collective bargaining Contract (a “Labor Contract”);

(x)            any Contract pursuant to which the Company or any of its Subsidiaries leases, subleases, occupies or otherwise uses any real property that involves aggregate payments of $5,000,000 in any calendar year;

(xi)           any Contract that (A)(1) contains a covenant not to compete in any line of business or solicit persons for employment (other than non-disclosure agreements and confidentiality agreements entered into in the Ordinary Course of Business), (2) grants exclusive or preferential rights or “most favored nations” status to any person, or (3) obligates the Company or any of its Subsidiaries to purchase or obtain a minimum or specified amount of any product or service in excess of $5,000,000 in the aggregate, in each case that is applicable to the Company or any of its Subsidiaries, or (B) prohibits the Company or any of its Subsidiaries from soliciting any customers or strategic partners;

(xii)           (A) any Contract under which the Company or any of its Subsidiaries has granted to a third party any right, license, sublicense or covenant not to sue with respect to any Intellectual Property, other than non-exclusive licenses granted to suppliers, service providers, or customers in the Ordinary Course of Business, or (B) any Contract pursuant to which the Company or any of its Subsidiaries obtains any right, license, sublicense or covenant not to sue from a third party with respect to any Intellectual Property, other than non-exclusive licenses of commercial off-the-shelf Software and Open Source Software that are available to the public generally with annual license, maintenance, support and other fees of less than $5,000,000;

(xiii)          any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) any Indebtedness (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among the Company or any of its Subsidiaries), (B) granted a Lien on its assets or group of assets, whether tangible or intangible, to secure any Indebtedness, (C) extended credit to any Person (other than pursuant to Contracts (i) involving immaterial advances made to an employee of the Company or any of its Subsidiaries or (ii) for goods and services, in each case in the Ordinary Course of Business) or (D) granted a material performance bond, letter of credit or any other similar instrument, in each case, in excess of $5,000,000 in the aggregate;

(xiv)         any Contract with any Governmental Authority;

(xv)          each Contract with a Related Party (other than Employment Agreements or Contracts for compensation for services performed by a Related Party as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business);

(xvi)         each Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that contains financial covenants, indemnities or other payment obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the making of payments by the Company and its Subsidiaries after the Closing Date in excess of $5,000,000;

(xvii)        any Contract establishing any joint venture, strategic alliance, partnership or other collaboration;

(xviii)       any Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute under which the Company or any of its Subsidiaries has any ongoing obligations (either monetary or non-monetary); and

(xix)          any Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any properties, assets or businesses of the Company or any of its Subsidiaries.

(b)            True and correct copies of each Significant Contract (including any side letters, side agreements, amendments, addendums or supplements thereto) as of the date hereof have been delivered to or made available to BIII. Each Significant Contract is in full force and effect and represents the legal, valid and binding obligations of the Company or the Subsidiary party thereto and, to the knowledge of the Company, the counterparties thereto and is enforceable against the Company or any of its Subsidiaries (as applicable), and to the knowledge of the Company, the counterparties thereto, in accordance with its terms and conditions. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any such Significant Contract is in material breach of or in material default under such Significant Contract. Neither the Company nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any Significant Contract, and, to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any Significant Contract by the Company or any Subsidiary of the Company party thereto or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), in each case except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company, no party to any Significant Contract has exercised termination rights with respect thereto or has indicated in writing that it intends to terminate or materially modify its relationship with the Company or any of its Subsidiaries.

Section 4.13.          Intellectual Property.

(a)            Section 4.13(a) of the Company Disclosure Schedule contains a complete and accurate list of: (i) all registrations and applications for registration included in the Owned Intellectual Property as of the date of this Agreement (the “Registered Intellectual Property”), including as to each such item, as applicable, (A) the current owner or registrant, (B) the jurisdiction where the application, registration or issuance is filed, (C) the application, registration or issue number and (D) the applicable application, registration or issue date, (ii) all material unregistered Owned Intellectual Property, including Software owned by the Company and its Subsidiaries, and (iii) all domain names and social media accounts of the Company and its Subsidiaries.

(b)            Each item of Registered Intellectual Property (i) has not been abandoned, canceled, allowed to lapse or adjudged invalid or unenforceable in whole or in part, or otherwise subject to opposition, removal, amendment, challenge or surrender or, in case of applications, there are no oppositions nor anything else that would prevent the applications from being granted (and there are no potential grounds for the same), (ii) has been maintained effective by all requisite filings, renewals, payments and registration of transactions and (iii) is valid, subsisting, enforceable and in full force and effect, and the Company and its Subsidiaries have not received advice from any in-house or external professional expressing doubt on, the scope, validity or enforceability of the Registered Intellectual Property.

(c)            The Company and its Subsidiaries have sufficient trademark protection to protect their Intellectual Property from infringement, misappropriation or violation from third parties, including valid, subsisting and enforceable registrations for all material trademarks used by the Company and its Subsidiaries in the jurisdictions they offer, sell or supply their products.

(d)            Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries (i) solely and exclusively own all right, title and interest (including all legal and beneficial interests) in and to the Owned Intellectual Property (including all Registered Intellectual Property) free from all Liens (other than Permitted Liens), and (ii)  have a valid and enforceable right to use all Licensed Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens).

(e)            The Owned Intellectual Property: (i) has not been licensed to any third party on an exclusive basis; (ii) is fully enforceable against third parties (and there have been no acts or omissions that would prejudice the enforcement by the Company and its Subsidiaries, including acquiescence by the Company, its Subsidiaries, their Affiliates, directors, employees or other representatives in any unauthorized use by third parties). There are no restrictions on the Company’s disclosure, use, license or transfer of the Owned Intellectual Property or any agreements to that effect.

(f)            The Company and its Subsidiaries use commercially reasonable efforts in accordance with generally accepted industry practice to maintain, enforce and protect the confidentiality of all the Owned Intellectual Property and the Business Intellectual Property, the value of which to their business is contingent upon maintaining the confidentiality thereof, including maintaining policies requiring all employees, consultants and independent contractors to agree to maintain the confidentiality of such Intellectual Property pursuant to written, valid and enforceable confidentiality agreements. To the knowledge of the Company, there has been no disclosure of or unauthorized access to any trade secrets or confidential information owned by the Company other than under written confidentiality agreements in the Ordinary Course of Business sufficiently protective to preserve the confidentiality of such trade secrets and confidential information.

(g)            The Company and each of its Subsidiaries own or have a valid and enforceable license or other right to use any and all Intellectual Property used or held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted (“Business Intellectual Property”). The execution and delivery of this Agreement by the Company and the consummation of the Transactions contemplated hereby will not result in the loss, alteration, encumbrance, termination, extinguishment or impairment of any rights of the Company or its Subsidiaries in the Business Intellectual Property.

(h)            Without prejudice to the generality of the foregoing, in respect of the Licensed Intellectual Property: (i) each licence is in full force and effect and binding on the parties to it; (ii) no licence grants to any third party any right or interest in relation to any derivative works or improvements made by or on behalf of the Company and its Subsidiaries pursuant to such licence; (iii) the terms of the licences have been complied with by the parties in all material respects, no notice of termination of any Licensed Intellectual Property has been received or served by the Company and its Subsidiaries and there are no grounds on which they might be terminated in each case except as would not reasonably be expected to have a Company Material Adverse Effect; (iv) to the knowledge of the Company, no disputes have arisen and no circumstances exist which are likely to give rise to a dispute; and (v) to the knowledge of the Company, there is no reason to believe that the licences will not be renewed when they expire on the same or substantially similar terms.

(i)            To the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor the conduct of their business, has infringed, misappropriated or otherwise violated, nor are any of them infringing, misappropriating or otherwise violating, any third party’s Intellectual Property rights. No Action is pending or, to the knowledge of the Company, has been threatened against the Company or any of its Subsidiaries (i) alleging any infringement, misappropriation or violation of any third party’s Intellectual Property rights by the Company or any of its Subsidiaries or (ii) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Owned Intellectual Property, Licensed Intellectual Property, or Business Intellectual Property. To the knowledge of the Company, no third party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Owned Intellectual Property, Licensed Intellectual Property, or Business Intellectual Property, and there has been no Action by or on behalf of the Company or its Subsidiaries against a third party with respect to the alleged infringement, misappropriation or other violation of the Owned Intellectual Property is currently pending or threatened.

(j)            No funding, facilities, personnel or resources of any Governmental Authority or any university, college, research institute or other educational institution was used in the development of any Owned Intellectual Property, except for any such funding or use of facilities, personnel or resources that has not resulted in such Governmental Authority’s or institution’s obtaining ownership or other exclusive rights to such Owned Intellectual Property.

(k)            All current and former officers, employees, contractors and consultants or other persons who contributed to the discovery, creation or development of any Owned Intellectual Property for or on behalf of the Company or any of its Subsidiaries have transferred all of their rights, title and interest in and to such Owned Intellectual Property to the Company or one of its Subsidiaries pursuant to Applicable Law and/or have entered into binding written agreements under which they are obliged to disclose and irrevocably assign the legal and beneficial interest, free from Liens, of such Intellectual Property to the Company and/or one or more of its Subsidiaries. No such officer, employee, contractor, consultant or other person has asserted any right, license, claim or interest whatsoever in or with respect to any such Owned Intellectual Property or Business Intellectual Property.

(l)            The use of Open Source Software by the Company and its Subsidiaries and in the operation of their businesses, including the use and distribution of products and services incorporating any such Open Source Software by or on behalf of the Company and its Subsidiaries, is in material compliance with the terms and conditions of all applicable licenses for such Open Source Software, including notice and attribution obligations with respect thereto. None of the Software included in the Owned Intellectual Property contains any Open Source Software, and neither the Company nor its Subsidiaries have used Open Source Software as part of any application licensed or otherwise made available to third parties.

(m)            The Company and its Subsidiaries are in possession of the source code to the Software included in the Owned Intellectual Property and no third party has a copy of that source code. None of the Software included in the Owned Intellectual Property or otherwise distributed by the Company or any of its Subsidiaries (i)  contains any viruses, worms, Trojan horses, bombs, backdoors, clocks, timers or similar harmful or hidden programs, malware or other disabling device or malicious code, design or routine or (ii) with respect to Software included in the Owned Intellectual Property, is subject to any agreement with any Person under which the Company or any of its Subsidiaries has any duty or obligation to deliver, license or make available a copy of that source code available, or has deposited, or could be required to deposit, into escrow the source code of such Software and no such source code has been released to any Person, or is entitled to be released to any Person (on a contingent basis or otherwise), by any escrow agent, escrow service or similar third party. The consummation of the Transactions will not trigger the release of any source code of any Software included in the Owned Intellectual Property.

(n)            The Company and its Subsidiaries own the Company IT Systems free from any and all Liens. The Company IT Systems are fully functional and operate and perform in accordance with their documentation and functional specifications and otherwise in a manner that, in all material respects, permits the Company and its Subsidiaries to conduct their business as currently conducted and are in sufficiently good working condition to effectively perform all information technology operations undertaken in the course of the conduct of their businesses as currently conducted, and the Company and its Subsidiaries have the benefit of valid and binding arrangements for the maintenance and support of the Company IT Systems. The Company and its Subsidiaries have in place commercially reasonable measures, consistent with current applicable industry standards, to protect the confidentiality, integrity and security of the Company IT Systems, and all information and transactions stored or contained therein or transmitted thereby, against any unauthorized use, access, interruption, modification or corruption, and such measures include commercially reasonable security protocol technologies, including the implementation of commercially reasonable (i) safeguards and security protocol technologies designed to protect against unauthorized access to, and unauthorized use, alteration, disclosure or distribution of Personally Identifiable Information, (ii) data backup, (iii) disaster avoidance and recovery procedures, (iv) security assessments, including penetration tests (and have fully remediated any critical or high risk vulnerabilities identified in its security assessments), and (v) business continuity procedures. There has been no Security Incident involving the Company IT Systems owned by or under the control of the Company or any of its Subsidiaries, or any data or information, including Personally Identifiable Information, stored or contained therein or transmitted thereby.

Section 4.14.          Data Privacy.

(a)            The Company and its Subsidiaries maintain commercially reasonable safeguards designed to protect Personally Identifiable Information against unauthorized access, use, or disclosure, in compliance in all material respects with all applicable Privacy Requirements. Since January 1, 2023, no Person has claimed any compensation or damages from the Company or any of its Subsidiaries, or has brought, or threatened in writing to bring, any Action against the Company or any of its Subsidiaries in relation to any actual or alleged Security Incident for or arising as a result of any actual or alleged violation, breach or other non-compliance with or of any Privacy Requirement, and, to the Company’s knowledge, no facts or circumstances exist that might give rise to any such claim.

(b)            To the knowledge of the Company, the Company and its Subsidiaries have at all times complied, and are currently in compliance, in all material respects with all Privacy Requirements with respect to the Processing of Personally Identifiable Information and other data, including (i) providing adequate notice and obtaining any necessary consents from customers required for the Processing of the Company PII as conducted by or on behalf of the Company or any of its Subsidiaries and (ii) abiding by any privacy choices (including opt-outs, do-not-calls or similar choices) of end users relating to Personally Identifiable Information. The Company and its Subsidiaries are not, and since January 1, 2023, have not been, subject to a Governmental Order of, and have not, since January 1, 2023, received a notice from, a Governmental Authority regarding actual or alleged non-compliance with or violation of any Privacy Requirement. The Company and its Subsidiaries have taken commercially reasonable steps to ensure the reliability of their employees, representatives, consultants, contractors and agents that have access to Company PII, to provide training to such individuals on all applicable Privacy Requirements and to ensure that all such employees, representatives, consultants, contractors and agents with the right to access such Company PII are subject to appropriate written and legally binding obligations of confidentiality with respect to such Company PII.

(c)            To the knowledge of the Company, each of the Company’s and its Subsidiaries’ third-party data suppliers, vendors, and partners that Process Company PII or other Personally Identifiable Information on behalf of the Company or its Subsidiaries are in compliance in all material respects with the Privacy Requirements and, to the knowledge of the Company, since January 1, 2023, there has been no unauthorized or illegal Processing, or other material breach, violation or default (or event that, with or without the giving of notice or lapse of time, would constitute a breach, violation or default) by any such supplier, vendor or other partner of any Privacy Requirements. To the knowledge of the Company, no circumstances have arisen in which the Privacy Requirements would require the Company or its Subsidiaries to notify any Governmental Authority of any Security Incident.

(d)            The consummation of the Transactions will not breach any Privacy Requirement.

Section 4.15.          Benefit Plans.

(a)            Other than the employment agreements set forth on Section 4.15(a) of the Company Disclosure Schedule (the “Employment Agreements”), neither the Company nor any of its Subsidiaries sponsors, maintains or contributes to or has any obligation to maintain or contribute to, or has any direct or indirect liability, whether absolute or contingent, with respect to any Benefit Plan. A “Benefit Plan” means any employee compensation or benefit contract, plan, policy, program, or arrangement, and any other change in control, transaction bonus, equity or equity-based compensation, severance, retention, employment, change-of-control, bonus, incentive, deferred compensation, retirement, pension, profit-sharing, vacation, disability, medical (including any self-insured arrangement), dental, vision, disability or sick leave benefits, post-retirement benefits (including compensation, pension, health, medical or insurance benefits), health, welfare, prescription, or other fringe or employee benefit plan, agreement, program, policy, or arrangement (other than offer letters for at-will employment without an obligation for severance, except as required by Applicable Law, or guaranteed bonus or similar payment), in each case whether written or unwritten (i) that is maintained, sponsored, administered, entered into or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries for the current or future benefit of any current or former Service Provider or (ii) under which the Company or any of its Subsidiaries has or is reasonably expected to have any direct or indirect obligation or liability. As of the date hereof and except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries has made any plan or commitment to establish or contribute to any new Benefit Plan or modify any Employment Agreement.

(b)            The Company has delivered or made available to BIII copies of, the Employment Agreements and any amendments thereto (if applicable).

(c)            Neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to (or is obligated to contribute to), or has any liability in respect of, or at any time in the six (6) years preceding the date hereof has sponsored, maintained, contributed to (or was obligated to contribute to), or had any material liability in respect of, a defined benefit pension plan. No Employment Agreement provides any post-termination or retiree life or health insurance or other material employee welfare benefit to any Person, except as may be required by any Applicable Law.

(d)            There are, and since January 1, 2023 there have been, no pending or, to the knowledge of the Company, threatened Actions (other than routine claims for benefits in the Ordinary Course of Business) with respect to any Employment Agreement. Neither the execution and delivery of this Agreement by the Company nor the consummation of any of the Transactions (either alone or in connection with any other event, contingent or otherwise) will (i) result in any payment or benefit (including notice, severance, golden parachute, bonus, commission or otherwise) becoming due to any current or former Service Provider, (ii) result in any forgiveness of Indebtedness to any current or former Service Provider, (iii) increase any compensation or benefits otherwise payable by the Company or any of its Subsidiaries or under any Employment Agreement, or (iv) result in the acceleration of the time of payment or vesting of any compensation or benefits. No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” (as defined in Section 280G of the Code) under any Employment Agreement or otherwise would be reasonably be expected, separately or in the aggregate, to be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code, in either case, as a result of the consummation of the Transactions. Neither the Company nor any of its Subsidiaries have an obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999, 409A or 457A of the Code.

Section 4.16.          Labor Matters.

(a)            Neither the Company nor any of its Subsidiaries is a party to, subject to, or in the process of entering into, any Labor Contract (whether written or unwritten) applicable to current or former Service Providers, nor are there any Service Providers represented by a works council or a labor organization or activities or proceedings of any labor union to organize any Service Providers. The consent of or consultation with, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(b)            Since January 1, 2023, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries has been in compliance with Applicable Law regarding labor and employment, including provisions thereof relating to wages, hours, collective bargaining, labor management relations, overtime, employee classification, discrimination, sexual harassment, civil rights, equal opportunity, affirmative action, work authorization, immigration, safety and health, plant closings and mass layoffs, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes (collectively, the “Employment Laws”), (ii) there have been no pending or, to the knowledge of the Company, threatened complaints against the Company or its Subsidiaries regarding unfair labor practices before any Governmental Authority, (iii) there has been no pending or, to the knowledge of the Company, threatened (and the Company does not otherwise reasonably anticipate), strike, labor dispute, slowdown, work stoppage or other labor stoppage or disruption with respect to the Company or any of its Subsidiaries, (iv) there have been no pending or, to the knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries with respect to the Employment Laws, (v) neither the Company nor any of its Subsidiaries has (x) taken any action which would constitute a “plant closing” or “mass lay-off” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or similar law (collectively, “WARN”) or issued any notification of a plant closing or mass lay-off required by WARN, or (y) incurred any liability or obligation under WARN that remains unsatisfied, and (vi) neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee currently self-employed or employed by another employer, or (C) any employee currently or formerly classified as exempt from any entitlement to overtime wages.

(c)            Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has any “joint employer” liability with respect to any use of service providers, including any independent contractors or other Persons employed by a third-party employment agency or similar provider. Since January 1, 2023: (x) no current or former Service Provider has, to the knowledge of the Company, made written allegations of sexual harassment with potential merit against (A) any current or former officer or director of the Company or its Subsidiaries or (B) any Company employee who, directly or indirectly, supervises at least ten (10) Service Providers, and (y) neither the Company nor any of its Subsidiaries have entered into any settlement agreement as a result of any such allegations of sexual harassment or sexual misconduct by a Service Provider.

Section 4.17.          Taxes.

(a)            All material Tax Returns required to be filed by the Company or any of its Subsidiaries (taking into account applicable extensions) have been timely filed, and all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects.

(b)            The Company and its Subsidiaries have paid all material Taxes (whether or not shown on any Tax Return) that are due and payable by the Company and its Subsidiaries, except with respect to matters contested in good faith by appropriate proceedings, or with respect to which adequate reserves have been made in accordance with IFRS. No power of attorney with respect to any Taxes of the Company or any of its Subsidiaries has been executed or filed with any Tax Authority which will remain in effect following the Closing.

(c)            Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of the Company or any of its Subsidiaries.

(d)            Neither the Company nor any of its Subsidiaries has any liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the Company Financial Statements, other than any liability for unpaid Taxes that has been incurred since January 1, 2023 in connection with the operation of the business of the Company and its Subsidiaries in the Ordinary Course of Business.

(e)            All material amounts of Taxes required to be withheld by the Company and its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(f)             None of the Company or any of its Subsidiaries has received from any Governmental Authority written notice of any threatened, proposed, or assessed deficiency for Taxes of the Company or any of its Subsidiaries, except for such deficiencies that have been satisfied by payment, settled or withdrawn. No material audit or other proceeding by any Governmental Authority is in progress with respect to any Taxes due from the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.

(g)            No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not pay a particular type of Tax or file a particular type of Tax Return that it is or may be required to file such type of Tax Return or pay such type of Tax in such jurisdiction.

(h)            Neither the Company nor any of its Subsidiaries has a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority. Neither the Company nor any of its Subsidiaries has extended the statute of limitations for assessment, collection or other imposition of any Tax (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the Ordinary Course of Business), which extension is currently in effect.

(i)             Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Tax Contract, other than (i) any customary commercial Contracts or Contracts entered into in the Ordinary Course of Business, in each case, which do not primarily relate to Taxes or (ii) any such agreement solely among the Company and its Subsidiaries.

(j)             Neither the Company nor any of its Subsidiaries has ever been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is the Company or any of its Subsidiaries and which consists only of the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries has liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Applicable Law), as transferor or successor, by Contract or otherwise (other than pursuant to any customary commercial Contract or Contract entered into in the Ordinary Course of Business, in each case, which does not principally relate to Taxes).

(k)            Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; or (iv) any deferred revenue or prepaid amount received on or prior to the Closing outside the Ordinary Course of Business.

(l)             Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(m)           Neither the Company nor any of its Subsidiaries is a (i) “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, (ii) U.S. corporation under Section 7874(b) of the Code or (iii) stapled entity within the meaning of Section 269B of the Code.

(n)            In the two (2) year period prior to the date of this Agreement, none of the Company nor any of its Affiliates or predecessors by merger or consolidation has been a party to any transaction intended to qualify under Section 355 of the Code.

(o)            Neither the Company nor any of its Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes. The Company has filed an election to retroactively change its classification to an entity disregarded as separate from Astrum Holding for U.S. federal income tax purposes and, to its knowledge, such election was properly filed and effective prior to the date of this Agreement. Astrum Holding has filed an election to retroactively change its classification for U.S. federal income tax purposes to fiscally transparent, such that it is classified as a partnership as of the completion of the Astrum Restructuring and, to its knowledge, such election was properly filed and effective as of a date prior to the date of this Agreement. Astrum Singapore is, and has been since the date of its formation, classified as a corporation for U.S. federal income tax purposes. Section 4.17 of the Company Disclosure Schedule sets forth the entity classification of each Subsidiary of the Company and any elections that have been made with respect to the Company and its Subsidiaries pursuant to Treasury Regulations Section 301.7701-3.

(p)            Neither the Company nor any of its Subsidiaries incurred any income Tax or other material Tax liabilities as a result of the Astrum Restructuring.

(q)            Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, nor does the Company have knowledge of any fact or circumstance, that would reasonably be expected to prevent or impede the Astrum Stock Acquisition from qualifying for the Intended Tax Treatment.

(r)            The Company is not aware of any fact or circumstance that the Company expects to cause BIII to be a tax resident of a jurisdiction other than the Cayman Islands immediately after Closing.

Section 4.18.          Insurance. Section 4.18 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material policies of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies, together with all amendments, modifications, or supplements thereto, have been made available to BIII. With respect to each such insurance policy: (a) the policy is legal, valid, binding and to the knowledge of the Company, enforceable in accordance with its terms and is in full force and effect, (b) neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and to the knowledge of the Company, no event has occurred which, with or without notice or the lapse of time or both, will constitute such a breach or default, or permit termination or modification, under the policy, (c) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, (d) no written notice of cancellation, termination, non-renewal, disallowance or reduction in coverage has been received (or, to the Company’s knowledge, threatened), nor has there been any lapse in coverage since January 1, 2023 and (e) there are no material claims by the Company nor any of its Subsidiaries pending under any of the insurance policies as to which coverage has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. Neither the Company nor any of its Subsidiaries have any material self-insurance programs. To the knowledge of the Company, there is no fact, condition, situation or set of circumstances (including the consummation of the transactions contemplated hereby) that could reasonably be expected to result in or be the basis for any material premium increase with respect to, or material alteration of coverage under, any insurance policy. The insurance policies are with reputable insurance carriers and provide coverage to the Company and its Subsidiaries against all risk of the businesses of the Company and its Subsidiaries as are reasonable and appropriate considering the business of the Company and its Subsidiaries (including the Contracts to which they are bound).

Section 4.19.          Real Property; Assets.

(a)            Neither the Company nor any of its Subsidiaries owns any real property.

(b)            Section 4.19(b) of the Company Disclosure Schedule (i) correctly describes, as of the date hereof, all real property that the Company and its Subsidiaries lease, sublease, use, license or operate and (ii) contains a complete and accurate list of Leased Real Property. The Leased Real Property constitute all of the real property occupied by the Company and its Subsidiaries in connection with their business.

(c)            Each lease related to the Leased Real Property to which the Company or any of its Subsidiaries is a party is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries party thereto, and to the knowledge of the Company, the counterparties thereto, and is in full force and effect. The Company and its Subsidiaries have valid leasehold interests in, and enjoy undisturbed possession of, all Leased Real Property. Neither the Company nor any of its Subsidiaries is in material breach or material default under any such lease, and no condition exists which (with or without notice or lapse of time or both) would constitute a default by the Company or any of its Subsidiaries thereunder or, to the knowledge of the Company, by the other parties thereto.

(d)            Neither the Company nor any of its Subsidiaries have subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, which is still in effect. Neither the Company nor any of its Subsidiaries have mortgaged, deeded in trust, collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein, which is still in effect. Except for Permitted Liens, there exist no Liens affecting all or any portion of the Leased Real Property created by, through or under the Company or any of its Subsidiaries.

(e)            There are no pending or, to the knowledge of the Company, threatened (i) Actions or other proceedings to take all or any portion of the Leased Real Property or any interests therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or (ii) sales or dispositions in relation to any such Action or proceeding. There is no purchase option, right of first refusal, first option or other similar right held by the Company or any of its Subsidiaries with respect to, or any real estate, building or other improvement affected by, any portion of the Leased Real Property.

(f)            The Company and its Subsidiaries have good title to, or in the case of leased properties and assets, have valid leasehold interests in, all of the property and assets (whether personal, tangible or intangible) reflected on the Company Financial Statements or acquired by the Company and its Subsidiaries after December 31, 2025, except for properties, assets and rights sold since December 31, 2025 in the Ordinary Course of Business (or, with respect to such properties and assets sold after the date of this Agreement, as permitted pursuant to Section 6.01) or where the failure to have such good title or valid leasehold interests would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.20.          Environmental Matters.

(a)            Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: the Company and its Subsidiaries are, and at all times since their respective dates of incorporation, organization, or formation have been, in compliance with all Environmental Laws, and there are no existing facts or circumstances which would reasonably be expected to prevent such compliance in the future and all Permits held by the Company pursuant to applicable Environmental Laws are in full force and effect and no appeal or any other Action is pending to revoke or modify any such Permit.

(b)            No notice of violation, demand, request for information, citation, summons or order has been received by the Company relating to or arising out of any Environmental Laws, other than those relating to matters that have been fully resolved or that remain pending and, if adversely determined, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c)            Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has agreed to indemnify any other Person against liability under Environmental Laws, or to assume or undertake any liability of another Person under Environmental Laws.

(d)            Copies of all material written reports (in the case of reports with multiple drafts or versions, the final draft or version), notices of violation, orders, audits, assessments and all other material environmental reports, in the possession, custody or control of the Company or its Subsidiaries, relating to environmental conditions in, on or about the Leased Real Property or to the Company’s or its Subsidiaries’ compliance with Environmental Laws have been made available to BIII.

Section 4.21.          Affiliate Transactions. Except for any Employment Agreement (including any employment or stock appreciation rights agreements entered into in the Ordinary Course of Business by the Company or any of its Subsidiaries) or as set forth in Section 4.21 of the Company Disclosure Schedule, no (a) beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the ordinary shares of Astrum Holding, (b) former or current director, officer, manager, employee, indirect or direct equityholder, optionholder or member of the Company or any of its Subsidiaries or (c) any Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Securities Exchange Act of 1934), of any Person described in the foregoing clauses (a) or (b), in each case, other than the Company or any of its Subsidiaries (each a “Related Party”), is (i) a party to any Contract or business arrangement with the Company or any of its Subsidiaries, (ii) provides any services to, or is owed any money by or owes any money to, or has any claim or right against, the Company or any of its Subsidiaries (other than, in each case, compensation for services performed by a Person as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business), or (iii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any tangible or intangible property, asset, or right that is, has been, or is currently planned to be used by the Company or any of its Subsidiaries, in each of clauses (i) through (iii ) in excess of $5,000,000 (the Contracts, relationships, or transactions described in clauses (i) through (iii), the “Affiliate Transactions”).

Section 4.22.          Vendors. Section 4.22 of the Company Disclosure Schedule sets forth a complete and accurate list of the Top Vendors. Since December 31, 2025, no Top Vendor has cancelled, terminated, reduced or altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its business relationship with the Company or any of its Subsidiaries other than due to the expiration of an existing contractual arrangement, and the Company has not received written notice from any of the Top Vendors stating the intention of such Person to do so.

Section 4.23.          Certain Business Practices; Anti-Corruption; Anti-Money Laundering and Sanctions.

(a)            The Company and its Subsidiaries, and to the knowledge of the Company, each of the Company’s and its Subsidiaries’ respective officers, directors, employees, agents, representatives or other Persons acting on its behalf, have in the past five years complied with, are and will be in compliance with Anti-Corruption Laws.

(b)            Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of the Company’s or its Subsidiaries’ respective officers, directors, employees, agents, representatives or other Persons acting on behalf of the Company or its Subsidiaries, in the past five years (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another Person, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of the foregoing clauses (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has made or will make or authorize any other Person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of the foregoing clauses (A) and (B), a Person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such Person is aware of (i) the existence of or (ii) a high probability of the existence of such conduct, circumstances or results.

(c)            The Company and each of its Subsidiaries has maintained and currently maintains (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of each of the Company and its Subsidiaries were, have been and are executed only in accordance with management’s general or specific authorization.

(d)            The Company and each of its Subsidiaries has in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws.

(e)            To the knowledge of the Company, none of the Company’s nor any of its Subsidiaries’ respective beneficial owners, officers, directors, employees, agents, representatives or other persons acting on their behalf is or was a Government Official having the power to decide on policies affecting the Company’s operations or a close family member of such Government Official.

(f)            To the knowledge of the Company, no Governmental Authority is investigating or has in the past five years conducted, initiated or threatened any investigation of the Company or any of its Subsidiaries, or the Company’s or its Subsidiaries’ respective officers, directors or employees for alleged violation of Anti-Corruption Laws in connection with activities relating to the Company or any of its Subsidiaries.

(g)            Neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ Affiliates, nor to the knowledge of the Company, any of the Company’s or its Subsidiaries’ directors, officers, employees, agents or representatives or other Persons acting on its behalf, is, or is owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea, and Syria) (collectively, the “Sanctioned Territories”) or has conducted business with any Person or entity, or any of its officers, directors, employees, agents, representatives or other Persons acting on its behalf, that is (i) the subject of any Sanctions, or (ii) located, organized or resident in any of the Sanctioned Territories.

(h)            The operations of the Company and each of its Subsidiaries are and have been conducted at all times in the past five years in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”), and no Action involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

(i)             There are no (i) claims, damages, liabilities, obligations, losses, penalties, actions, judgments and/or written allegations asserted against, paid or payable by the Company or each of its Subsidiaries, or any of their directors, officers, employees, agents, representatives or other Persons acting on their behalf in relation to the conduct of the business by such Company or Subsidiaries in connection with non-compliance with any applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions by such Person, or (ii) completed, outstanding or to the knowledge of the Company, threatened investigations (whether by the Company or each of its Subsidiaries, any third parties or Governmental Authority) involving possible non-compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions by any directors, officers, employees, agents, representatives of the Company or each of its Subsidiaries or other Persons acting on their behalf. To the knowledge of the Company, there are no circumstances which may be reasonably expected to give rise to any such claims, damages, liabilities, obligations, losses, penalties, actions, judgments, allegations and/or investigations.

Section 4.24.          Registration Statement and Proxy Statement. On the date of any filing pursuant to Rule 424(b), the date that the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to BIII Shareholders, and at the time of the BIII Extraordinary General Meeting, assuming the disclosures of BIII and Affiliates contained in the Registration Statement and Proxy Statement (together with any amendments or supplements thereto) are true, correct and complete, none of the information furnished by or on behalf of the Company or Astrum Singapore in writing specifically for inclusion in the Registration Statement or Proxy Statement will include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be.

Section 4.25.          Bankruptcy, Insolvency or Judicial Composition Proceedings. To the knowledge of the Company, no bankruptcy, insolvency or judicial composition proceedings concerning the Company or any of its Subsidiaries have been applied for. To the knowledge of the Company, no circumstances exist which would require an application for any bankruptcy, insolvency or judicial composition proceedings concerning the Company or any of its Subsidiaries. No steps have been taken by the Company or any of its Subsidiaries or proposed by or to the Company or any of its Subsidiaries for the winding-up, bankruptcy, administration, insolvency or dissolution of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is insolvent under the laws of its jurisdiction of incorporation or unable to pay its debts as they fall due and neither the Company nor any of its Subsidiaries has stopped paying its debts when due or indicated an intention to do so.

Section 4.26.          Brokers’ Fees. There is no broker, finder, investment banker, intermediary or other Person that is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 4.27.          Satellite Matters.

(a)            Section 4.27(a) of the Company Disclosure Schedule contains (i) a true and complete list of the satellites owned or used by the Company or any of its Subsidiaries (the “Company Satellites”) and any planned satellite (“New Satellite”), by orbital location and a description and/or diagram of its coverage area, including launch and construction status; (ii) for all satellites under construction or satellites that have been constructed but not launched, a description of the status of launch insurance, the coverage thereunder and the premium to be paid in connection therewith, and (iii) the Company Permits issued by Governmental Authorities required for the launch, construction, and/or operation of each Company Satellite and New Satellite.

(b)            The Company Satellites are, to the knowledge of the Company, in good condition and repair. To the knowledge of the Company, no Company Satellite (i) has experienced the permanent failure or permanent cessation of operation of any transponder, service beam or other component of such Company Satellite or any other material permanent reduction in bandwidth capacity, or (ii) has experienced a material reduction in its extended operational life. The remaining fuel on board each Company Satellite is reasonably projected to be sufficient to maintain such satellite in geosynchronous orbit at the orbital location identified in Section 4.27(a) of the Company Disclosure Schedule until the dates specified in that schedule. Neither the Company or any of its Subsidiaries has made, and to the knowledge of the Company no other person has made, any launch or in-orbit insurance claims with respect to any of the Company Satellites. To the knowledge of the Company, no person has exercised any right to or has otherwise attempted to interrupt or deny access to or use of any Company Satellite. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or its Subsidiaries, taken as a whole, to the knowledge of the Company, no other radio communications facility is causing interference to the transmissions from or the receipt of signals by any Company Satellite.

(c)             Section 4.27(c) of the Company Disclosure Schedule contains (i) a summary, by orbital location, of the status of frequency registrations at the International Telecommunication Union (“ITU”) used by the Company, including the status with respect to each orbital location hosting a Company Satellite or anticipated to be used to host a New Satellite, (ii) the dates the Company’s ITU rights at each orbital location, for which corresponding frequency assignments have not been brought into use, would expire, and (iii) a list of countries and/or territories in the ITU-defined service areas. The rights to use the frequency assignment(s) described in the ITU filings in Section 4.27(c) of the Company Disclosure Schedule (“ITU Rights”) are reasonably expected to cover the geographic area and technical parameters for the Company’s operations (or planned operations) of the Company Satellites and the New Satellites in all material respects. To the knowledge of the Company, no person has date precedence in filing a request for coordination or plan modification in accordance with the Radio Regulations of the ITU, or has asserted that it has rights to operate a spacecraft in a manner that would result in material interference to any Company Satellite, any New Satellite, or any ground station owned and operated by the Company or any Subsidiary, or leased or licensed from third parties in connection with the operation of any Company Satellite or New Satellite, in each case except as would not reasonably be expected, individually or in the aggregate, to be material to the Company or its Subsidiaries, taken as a whole. The Company has no knowledge of any conflicting claim(s) with respect to its rights to use the frequency assignment(s) described in its ITU filings at any such orbital location(s) that reasonably would be expected to restrict or otherwise be material to the Company or its Subsidiaries, taken as a whole, in the Company’s ability to operate the Company Satellite(s) or New Satellites on such frequency assignment(s) at such location(s). The Company has no knowledge of any dispute with respect to its continued ability to utilize any Company Satellite substantially in the manner that such Company Satellite has been used in connection with its business to date or its ability to deploy any New Satellite in the manner currently proposed in the business. As of the date of this Agreement, the Group’s L-band BSS spectrum is the highest priority spectrum in Region 3 (Asia and Oceania) as defined by the ITU.

(d)            Section 4.27(d) of the Company Disclosure Schedule contains a complete and accurate list of all (i) telemetry, tracking and control stations, (ii) receive and/or transmit stations that provide broadcast, telecommunications, information, or other transmission services and (iii) receive and/or transmit stations that provide gateway, teleport, feeder link, or similar services, in each case that are owned or leased by the Company or that are operated as of the date hereof by the Company or by a third party on the Company’s behalf (collectively, the “Major Stations”). No ground station or other facility provides telemetry, tracking and control for a Company Satellite other than those Major Stations specifically identified as providing such services. Except as set forth in Section 4.27(d) of the Company Disclosure Schedule or as would not reasonably be expected to, individually or in the aggregate, be material to the Company or its Subsidiaries, taken as a whole, the improvements to each Major Station and all components and equipment used in connection therewith are (1) in good operating condition and repair, regularly and properly maintained, and suitable for their intended purposes and (2) supported by a back-up generator capable of generating power sufficient to meet the requirements of the operations conducted at the Major Station, in each case, in all material respects. No other radio communications facility is causing interference to the transmissions from or the receipt of signals by any Major Station, except for any instances of interference that is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries as a whole. To the knowledge of the Company, the transmission and reception systems and programming and data broadcasting systems at each Major Station have commercially reasonable redundancies designed to prevent material business interruptions from natural disasters and man-made events.

(e)            The Company and its Subsidiaries have secured or reasonably expect to secure sufficient committed funding to satisfy all funding requirements for the construction and launch of the New Satellite.

(f)            The Company and its Subsidiaries have good and valid legal and beneficial title to the Company Satellites, the New Satellites, the L-band spectrum rights and all related assets (including all Intellectual Property associated therewith), in each case free and clear of all Liens (other than Permitted Liens) except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.28.      No Additional Representations and Warranties; No Outside Reliance. Except for the representations and warranties provided in this Article 4, and the representations and warranties as may be provided in the Ancillary Agreements, neither the Company nor any of their respective Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equity holders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby or thereby to BIII. Neither the Company nor any of their respective Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating or with respect to any financial information, financial projections, forecasts, budgets or any other document or information made available to BIII or any other Person (including information in the Virtual Data Room or provided in any formal or informal management presentation) except for the representations and warranties made by the Company to BIII in this Article 4 and the representations and warranties as may be provided in the Ancillary Agreements. Each of the Company and its Subsidiaries hereby expressly disclaims any representations or warranties other than those expressly given by the Company or Astrum Singapore in this Article 4 and as may be provided in the Ancillary Agreements. The Company and Astrum Singapore acknowledge and agree that, except for the representations and warranties contained in Article 5 or the Ancillary Agreements, neither BIII nor any of its Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding BIII or the transactions contemplated hereunder or thereunder, including in respect of BIII, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article 5 or the Ancillary Agreements. Neither the Company nor Astrum Singapore is relying on any representations or warranties other than those representations or warranties set forth in Article 5 or the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 4.28 shall limit BIII’s remedies in the event of fraud.

Article 5
Representations and Warranties of BIII

Except as set forth in the BIII Disclosure Schedule (subject to Section 11.14) or in any publicly available SEC Document filed by BIII no later than 5:30 p.m., Eastern Time, at least two Business Days before the date of this Agreement (other than disclosures in the “Risk Factors” or “Forward Looking Statements” of any such SEC Document and other disclosures to the extent that such disclosure is predictive or forward-looking in nature, except for any specific factual information contained therein, which shall not be excluded), BIII represents and warrants to the Company and Astrum Singapore as of the date hereof and as of the Closing as follows:

Section 5.01.      Corporate Organization.

(a)            BIII is an exempted company duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands, and has all requisite corporate or similar organizational power and authority to own or lease its properties and to conduct its business as it is now being conducted.

(b)            A true and complete copy of the BIII Governing Document has been made available by BIII to the Company. The BIII Governing Document is in full force and effect and, if required under Applicable Law, have been registered with, as applicable, the appropriate Governmental Authorities and BIII is not in violation of any of the provisions thereof.

(c)            BIII is duly licensed or qualified and, where applicable, in good standing as a foreign company or other entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have a BIII Material Adverse Effect.

Section 5.02.      Corporate Authorization.

(a)            BIII has all requisite corporate or similar organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which BIII is (or is specified to be) a party and, subject to obtaining the BIII Shareholder Approval, to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which BIII is (or is specified to be) a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the BIII Board, and no other corporate or similar organizational action on the part of BIII or any holders of any Equity Securities of BIII is necessary to authorize the execution and delivery by BIII of this Agreement or the Ancillary Agreements to which BIII is (or is specified to be) a party, the performance by BIII of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, other than the BIII Shareholder Approval. This Agreement has been duly and validly executed and delivered by BIII and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of BIII, enforceable against BIII in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each Ancillary Agreement to which BIII is (or is specified to be) a party, when executed and delivered by BIII, will be duly and validly executed and delivered by BIII, and, assuming such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties thereto, will constitute a legal, valid and binding obligation of BIII, enforceable against BIII in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)            The BIII Shareholder Approval is the only vote of any of BIII’s share capital necessary in connection with the entry into this Agreement by BIII, and the consummation of the transactions contemplated hereby, including the Closing.

(c)            At a meeting duly called and held, the BIII Board has unanimously: (i) approved this Agreement, the Ancillary Agreements to which BIII is a party and the Transactions, (ii) determined that this Agreement, the Ancillary Agreements to which BIII is a party and the transactions contemplated hereby are advisable and in the best interests of the BIII Shareholders; (iii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account, as applicable; (iv) approved the Transactions as a Business Combination; and (v) resolved to recommend to the Pre-Closing BIII Holders approval of the Transaction Proposals (the “BIII Board Recommendation”).

Section 5.03.      Governmental Authorizations; Consents. Assuming the representations and warranties of the Company and Astrum Singapore contained in this Agreement are true, correct and complete, no consent, approval or authorization of, or designation, declaration, filing, notice or action with, any Governmental Authority or other Person is required on the part of BIII with respect to BIII’s execution, delivery and performance of this Agreement or any Ancillary Agreement to which BIII is (or is specified to be) a party or the consummation of the transactions contemplated hereby or thereby, except for (a) the filing of the Plan of Merger and related documentation with the Cayman Islands Registrar of Companies in accordance with the Cayman Islands Companies Act and the publication of notification of the Merger in the Cayman Islands Government Gazette in accordance with the Cayman Islands Companies Act, (b) the declaration of effectiveness of the Registration Statement by the SEC, (c) the BIII Shareholder Approval, (d) approval for listing of the Merger Consideration Shares on the NYSE or (e) any consents, approvals, authorizations, designations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to BIII, taken as a whole.

Section 5.04.      Noncontravention. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which BIII is (or is specified to be) a party by BIII and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with or violate any provision of, or result in the breach of, any Applicable Law, or the BIII Governing Document, (b) assuming the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.03, conflict with, violate or result in a breach of any term, condition or provision of any material Contract to which BIII is a party or by which BIII is bound, or terminate or result in a default under, or require any consent, notice or other action by any Person under (with or without notice or lapse of time, or both) or the loss of any right under, or create any right of termination, acceleration or cancellation of any such material Contract, or (c) result in the creation of any Lien (except for Permitted Liens) upon any of the properties or assets of BIII or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except in each case of clauses (a), (b) and (c) above to the extent that the occurrence of each of the foregoing would not reasonably be expected to have a BIII Material Adverse Effect.

Section 5.05.      Litigation and Proceedings. There are no Actions or, to the knowledge of BIII, investigations pending before or by any Governmental Authority or, to the knowledge of BIII, threatened, against BIII or any of its properties or assets that would reasonably be expected to have, individually or in the aggregate, a BIII Material Adverse Effect or which in any manner challenges or seeks to prevent or enjoin the transactions contemplated hereby. There is no unsatisfied judgment or any open injunction binding upon BIII.

Section 5.06.      BIII Capitalization.

(a)            As of the date hereof, the authorized share capital of BIII consists of  (i) 150,000,000 BIII Class A Ordinary Shares, of which 17,250,000 BIII Class A Ordinary Shares are issued and outstanding (assuming the full separation of the BIII Units), (ii) 15,000,000 BIII Class B Ordinary Shares, of which 5,750,000 BIII Class B Ordinary Shares are issued and outstanding, and (iii) 1,500,000 preference shares of BIII, par value $0.0001 per share, of which no preference shares are issued and outstanding. As of the date hereof, there are issued and outstanding BIII Warrants in respect of 13,900,000 BIII Class A Ordinary Shares (assuming the full separation of the BIII Units), which will entitle the holders thereof to purchase BIII Ordinary Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All of the issued and outstanding BIII Ordinary Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and (ii) are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Equity Securities).

(b)            Except for the BIII Ordinary Shares and the BIII Warrants as set forth in Section 5.06(a), there are no Equity Securities of BIII. Other than the BIII Shareholder Redemption Right, there are no outstanding contractual obligations of BIII to repurchase, redeem or otherwise acquire any Equity Securities of BIII.

(c)            The Merger Consideration Shares to be issued to Astrum Holding pursuant to this Agreement will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid, (ii) be issued in compliance with Applicable Law and the BIII Governing Document, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued to Astrum Holding with good and valid title, free and clear of any Liens (other than any restrictions on transfer under this Agreement, any of the Ancillary Agreements or Applicable Law).

Section 5.07.      Undisclosed Liabilities

. There is no material liability, debt or obligation of BIII, except for liabilities, debts and obligations (i) reflected or reserved for on BIII’s balance sheet for the quarterly period ended June 30, 2026 as reported on Form 10-Q or disclosed in the notes thereto, (ii) that have arisen since June 30, 2026 in the ordinary course of the operation of business of BIII or (iii) incurred in connection with the Transactions.

Section 5.08.      BIII SEC Documents; Controls.

(a)            BIII has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such forms, reports, schedules, and statements other than the Proxy Statement and the Registration Statement, the “SEC Documents”). As of their respective filing (or furnishing) dates, each of the SEC Documents, as amended (including all exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained, when filed or, if amended prior to the date hereof, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and, to BIII’s knowledge, neither the SEC nor any other Governmental Authority is conducting any investigation or review of any SEC Document. No written notice of any SEC review or investigation of BIII or the SEC Documents has been received by BIII.

(b)            The financial statements of BIII included in the SEC Documents, including all notes and schedules thereto, complied in all material respects when filed, or if amended prior to the date hereof, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto, or in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with the applicable requirements of GAAP (except as may be indicated in the notes thereto, subject, in the case of the unaudited statements, to normal year-end audit adjustments that are not material) the financial position of BIII, as of their respective dates, and the results of operations and cash flows of BIII, for the periods presented therein.

(c)            BIII has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act and the listing standards of the NYSE). BIII’s disclosure controls and procedures are (i) designed to provide reasonable assurance regarding the reliability of BIII’s financial reporting and the preparation of financial statements for external purposes in material conformity with GAAP and (ii) reasonably designed to ensure that material information relating to BIII is accumulated and communicated to BIII’s management as appropriate. Since BIII’s formation, there have been no significant deficiencies or material weakness in BIII’s internal control over financial reporting (whether or not remediated) and no change in BIII’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, BIII’s internal control over financial reporting.

(d)            There are no outstanding loans or other extensions of credit made by BIII to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of BIII. BIII has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 5.09.      Listing. The issued and outstanding BIII Units, BIII Class A Ordinary Shares and BIII Warrants issued as part of the BIII Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbols “BIIIU,” “BIII” and “BIIIW” respectively. BIII is in compliance with the rules of the NYSE and there is no Action pending, or to the knowledge of BIII, threatened against BIII by the NYSE or the SEC with respect to any intention by such entity to deregister any BIII Ordinary Shares or prohibit or terminate the listing of any BIII Ordinary Shares on the NYSE. BIII has not taken any action in an attempt to terminate the registration of BIII Units, BIII Ordinary Shares or BIII Warrants under the Exchange Act except as contemplated by this Agreement. Since listing on the NYSE, BIII has complied in all material respects with the applicable corporate governance requirements of the NYSE.

Section 5.10.      Registration Statement and Proxy Statement. On the date the Registration Statement is declared effective, the date the Proxy Statement is first mailed to BIII Shareholders, and at the time of the BIII Extraordinary General Meeting, assuming the disclosures of the Company and its Subsidiaries and Affiliates contained in the Registration Statement and Proxy Statement (together with any amendments or supplements thereto) are true, correct and complete, none of the information furnished by or on behalf of BIII in writing specifically for inclusion in the Registration Statement or Proxy Statement will include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All documents that BIII is responsible for filing with the SEC in connection with the Transactions will comply in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be.

Section 5.11.      Trust Account. As of the date of this Agreement, BIII has (and, if no holders of BIII Ordinary Shares exercise the BIII Shareholder Redemption Right, will have immediately prior to the Closing) at least $172,500,000 in the Trust Account, with such funds invested in United States Government securities meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of BIII and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Prospectus to be inaccurate in any material respect or (b) entitle any Person (other than (x) holders of BIII Ordinary Shares who shall have exercised their BIII Shareholder Redemption Right and (y) any underwriters in connection with BIII’s initial public offering which may be entitled to deferred underwriting discounts and commissions specified in the Prospectus) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay Taxes from any interest income earned in the Trust Account, (ii) to redeem BIII Class A Ordinary Shares pursuant to the BIII Shareholder Redemption Right, and (iii) as permitted under the Trust Agreement. BIII has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of BIII, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no Actions pending or, to the knowledge of BIII, threatened with respect to the Trust Account.

Section 5.12.      Absence of Certain Changes. Since its formation through the date of this Agreement, BIII has not (a) conducted business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the Prospectus (including the investigation of the Company and its Subsidiaries and the negotiation and execution of this Agreement) and related activities and (b) been subject to a BIII Material Adverse Effect. Except as set forth in BIII’s SEC reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since June 30, 2026, through the date of this Agreement, there has not been any action taken or agreed upon by BIII that would be prohibited by Section 7.01 if such action were taken on or after the date hereof without the consent of the Company.

Section 5.13.      Compliance with Laws; Permits. BIII is, and since its date of formation has been, in compliance with Applicable Law in all material respects, except as would not reasonably be expected to have a BIII Material Adverse Effect. Since BIII’s date of formation, (a) BIII has not been subjected to, or received any notification from, any Governmental Authority of a violation of any Applicable Law or any investigation by a Governmental Authority for actual or alleged violation of any Applicable Law, (b) to the knowledge of BIII, no claims have been filed against BIII with any Governmental Authority alleging any material failure by BIII to comply with any Applicable Law, and (c) BIII has not made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Applicable Law.

Section 5.14.      Contracts. Other than this Agreement, the Ancillary Agreements or any Contracts that are exhibits to the SEC Documents, there are no Contracts to which BIII is a party or by which BIII’s properties or assets may be bound, subject or affected, which (a) creates or imposes a liability greater than $50,000, (b) may not be cancelled by BIII on less than 60 days’ prior notice without payment of a material penalty or termination fee or (c) prohibits, prevents, restricts or impairs in any material respect any business practice of BIII as its business is currently conducted, any acquisition of material property by BIII, or restricts in any material respect the ability of BIII from engaging in business as currently conducted by it or from competing with any other Person (each such contract, a “BIII Material Contract”). All BIII Material Contracts have been made available to the Company.

Section 5.15.      Employees and Employee Benefit Plans. BIII does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any liability under any Benefit Plan. Neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of any Transactions will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of BIII; or (b) result in the acceleration of the time of payment or vesting of any such benefits. Other than reimbursement of any out-of-pocket expenses incurred by BIII’s officers and directors in connection with activities on BIII’s behalf in an aggregate amount not in excess of the amount of cash held by BIII outside of the Trust Account, BIII has no unsatisfied material liability with respect to any officer or director.

Section 5.16.      Properties. BIII does not own, license or otherwise have any right, title or interest in any material Intellectual Property rights (other than trademarks). BIII does not own, or otherwise have an interest in, any real property, including under any real property lease, sublease, space sharing, license or other occupancy agreement.

Section 5.17.      Affiliate Transactions. Except for equity ownership or employment relationships (including any employment or similar Contract) expressly contemplated by this Agreement, any non-disclosure or confidentiality Contract entered into in connection with the “wall-crossing” of BIII Shareholders, any Ancillary Agreement or any Contract that is an exhibit to the SEC Documents or described therein, (a) there are no transactions or Contracts, or series of related transactions or Contracts, between BIII, on the one hand, and any director or officer of BIII, Sponsor, any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the BIII Ordinary Shares or, to the knowledge of BIII, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, nor is any Indebtedness owed by or to BIII, on the one hand, to or by Sponsor or any such director, officer, beneficial owner, associate or immediate family member, on the other hand, and (b) none of the officers or directors (or members of a similar governing body) of BIII, Sponsor, any beneficial owner of 5% or more of the BIII Ordinary Shares or, to the knowledge of BIII, their respective “associates” or “immediate family members” owns directly or indirectly in whole or in part, or has any other material interest in, (i) any material tangible or real property that BIII uses, owns or leases (other than through any Equity Securities of BIII) or (ii) any customer, vendor or other material business relation of BIII or Sponsor, in each case of (i) and (ii) in excess of $5,000,000.

Section 5.18.      Taxes.

(a)            All material Tax Returns required to be filed by BIII (taking into account applicable extensions) have been timely filed in all material respects, and all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects.

(b)            BIII has paid all material Taxes (whether or not shown on any Tax Return) that are due and payable by BIII, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP. No power of attorney with respect to any Taxes of BIII has been executed or filed with any Tax Authority which will remain in effect following the Closing.

(c)            Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of BIII.

(d)            BIII has no liability for a material amount of unpaid Taxes which have not been accrued for or reserved on BIII’s Financial Statements.

(e)            All material amounts of Taxes required to be withheld by BIII have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(f)             BIII has not received from any Governmental Authority written notice of any threatened, proposed, or assessed deficiency for any material Taxes of BIII, except for such deficiencies that have been satisfied by payment, settled or withdrawn. To the knowledge of BIII, no material audit or other proceeding by any Governmental Authority is in progress with respect to any material Taxes due from BIII, and BIII has not received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.

(g)            No written claim has been made by any Governmental Authority in a jurisdiction where BIII does not pay a particular type of Tax or file a particular type of Tax Return that it is or may be required to file such type of Tax Return or pay such type of Tax in such jurisdiction.

(h)            BIII has not requested a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority. BIII has not extended the statute of limitations for assessment, collection or other imposition of any material amount of Tax (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the Ordinary Course of Business), which extension is currently in effect.

(i)             BIII is not a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Tax Contract, other than any customary commercial Contracts or Contracts entered into in the Ordinary Course of Business, in each case, which do not primarily relate to Taxes.

(j)             BIII has never been a member of an Affiliated Group. BIII has no liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Applicable Law), as transferor or successor, by Contract or otherwise (other than pursuant to any customary commercial Contract or Contract entered into in the Ordinary Course of Business, in each case, which does not principally relate to Taxes).

(k)            BIII will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; or (iv) any deferred revenue or prepaid amount received on or prior to the Closing outside the Ordinary Course of Business.

(l)             BIII has never been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(m)           BIII is not a (i) “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code, (ii) U.S. corporation under Section 7874(b) of the Code or (iii) stapled entity within the meaning of Section 269B of the Code.

(n)            In the two (2) year period prior to the date of this Agreement, BIII has not been a party to any transaction intended to qualify under Section 355 of the Code.

(o)            BIII is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes. BIII is, and has been since the date of its formation, classified as a corporation for U.S. federal income tax purposes. Section 5.18 of the BIII Disclosure Schedule sets forth the entity classification of BIII and any elections that have been made with respect to BIII pursuant to Treasury Regulations Section 301.7701-3.

(p)            BIII has not taken or agreed to take any action, nor does BIII have knowledge of any fact or circumstance, that would reasonably be expected to prevent or impede the Astrum Stock Acquisition from qualifying for the Intended Tax Treatment.

(q)            BIII is not aware of any fact or circumstance that BIII expects would cause BIII to be a tax resident of a jurisdiction other than the Cayman Islands immediately after Closing.

Section 5.19.      Certain Business Practices; Anti-Corruption; Anti-Money Laundering and Sanctions.

(a)            BIII, and to the knowledge of BIII, each of BIII’s officers, directors, employees, agents, representatives or other Persons acting on its behalf, have in the past three years complied with, are and will be in compliance with Anti-Corruption Laws.

(b)            Neither BIII, nor to the knowledge of BIII, any of BIII’s officers, directors, employees, agents, representatives or other Persons acting on behalf of BIII, since incorporation (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another Person, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of the foregoing clauses (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has made or will make or authorize any other Person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of the foregoing clauses (A) and (B), a Person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such Person is aware of (i) the existence of or (ii) a high probability of the existence of such conduct, circumstances or results.

(c)            BIII has maintained and currently maintains (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of BIII, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of BIII were, have been and are executed only in accordance with management’s general or specific authorization.

(d)            BIII has in place policies, procedures and controls that are reasonably designed to promote and ensure compliance in all material respects with Anti-Corruption Laws.

(e)            To the knowledge of BIII, none of BIII’s beneficial owners, officers, directors, employees, agents, representatives or other persons acting on their behalf is or was a Government Official having the power to decide on policies affecting the Company’s operations or a close family member of such Government Official.

(f)            To the knowledge of BIII, no Governmental Authority is investigating or has since BIII’s incorporation conducted, initiated or threatened any investigation of BIII, or BIII’s officers, directors or employees for alleged violation of Anti-Corruption Laws in connection with activities relating to BIII.

(g)            Neither BIII, nor any of BIII’s Affiliates, nor to the knowledge of BIII, any of BIII’s directors, officers, employees, agents or representatives or other Persons acting on its behalf, is, or is owned or controlled by one or more Persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in the Sanctioned Territories or has conducted business with any Person or entity, or any of its officers, directors, employees, agents, representatives or other Persons acting on its behalf that is (i) the subject of any Sanctions, or (ii) located, organized or resident in any of the Sanctioned Territories.

(h)            The operations of BIII are and have been conducted at all times in material compliance with Anti-Money Laundering Laws, and no Action involving BIII with respect to the Anti-Money Laundering Laws is pending or, to BIII’s knowledge, threatened.

(i)             There are no (i) claims, damages, liabilities, obligations, losses, penalties, actions, judgments and/or written allegations asserted against, paid or payable by BIII, or any of its directors, officers, employees, agents, representatives or other Persons acting on its behalf in relation to the conduct of the business by BIII in connection with non-compliance with any applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions by such Person, or (ii) completed, outstanding or to the knowledge of BIII, threatened investigations (whether by BIII, any third parties or Governmental Authority) involving possible non-compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions by any directors, officers, employees, agents, representatives of BIII or other Persons acting on their behalf. To the knowledge of BIII, there are no circumstances which may be reasonably expected to give rise to any such claims, damages, liabilities, obligations, losses, penalties, actions, judgments, allegations and/or investigations.

Section 5.20.      Independent Investigation. BIII and its Affiliates and their respective representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiaries, and BIII acknowledges that it and they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and its Subsidiaries for such purpose. BIII acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated herein, it has relied solely upon its own investigation and the express representations and warranties of the Company and Astrum Singapore set forth in Article 4 (including the related portions of the Company Disclosure Schedule) or of the Company, Astrum Singapore, Astrum Holding or Astrum Shareholders set forth in the Ancillary Agreements; and (b) none of the Company, Astrum Singapore, its Subsidiaries and Affiliates and their respective representatives have made any express or implied representation or warranty as to the Company, Astrum Singapore, and its Subsidiaries, or this Agreement, except as expressly set forth in Article 4 (including the related portions of the Company Disclosure Schedule) or in the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 5.20 shall limit BIII’s remedies in the event of fraud.

Section 5.21.      Brokers’ Fees. Except for fees described on Section 5.21 of the BIII Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by BIII or any of its Affiliates.

Section 5.22.      No Additional Representations and Warranties; No Outside Reliance. Except for the representations and warranties provided in this Article 5, and the representations and warranties as may be provided in the Ancillary Agreements, neither BIII nor any of its directors, managers, officers, employees, equity holders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby or thereby to the Company, Astrum Singapore, Astrum Holding or any Astrum Shareholder. Neither BIII nor any of its directors, managers, officers, employees, equityholders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating or with respect to any information regarding BIII or otherwise, except for the representations and warranties made by BIII to the Company and Astrum Singapore in this Article 5 and the representations and warranties as may be provided in the Ancillary Agreements. BIII hereby expressly disclaims any representations or warranties other than those expressly given by BIII in this Article 5 and as may be provided in the Ancillary Agreements. BIII acknowledges and agrees that, except for the representations and warranties contained in Article 4 or the Ancillary Agreements, none of the Company, Astrum Singapore or any of its Subsidiaries or Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Company or any of the Subsidiaries of the Company or the transactions contemplated hereunder or thereunder, including in respect of the Company, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information, not expressly set forth in Article 4 or the Ancillary Agreements. BIII is not relying on any representations or warranties other than those representations or warranties set forth in Article 4 or as may be provided in the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 5.22 shall limit the Company’s or Astrum Singapore’s remedies in the event of fraud.

Article 6
Covenants of the Company and Astrum Singapore

Section 6.01.      Conduct of Company Business. From the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article 10 (the “Interim Period”), each of the Company and Astrum Singapore shall, and shall cause their respective Subsidiaries to, except as set forth in the Company Disclosure Schedule, as necessary to consummate the Transactions in accordance with this Agreement, as consented to by BIII in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as required by Applicable Law, use commercially reasonable efforts to: (i) operate its business only in the Ordinary Course of Business, (ii) preserve the business of the Company and its Subsidiaries, (iii) maintain the services of its officers and key employees, (iv) make payments of accounts payable and conduct collection of accounts receivable in the Ordinary Course of Business and (v) maintain the existing business relationships of the Company and its Subsidiaries, and (vi) not:

(a)            change, amend or propose to amend its Governing Documents except for any such change or amendment (i) made to a Governing Document of a Subsidiary of the Company in the Ordinary Course of Business and which will not have a material adverse impact on the Company’s ability to perform its obligations under this Agreement, the Ancillary Agreements or to consummate the Transactions, and (ii) as may be required in relation to the change of name of the Company prior to the Closing Date (if applicable);

(b)            directly or indirectly adjust, split, combine, subdivide, issue, pledge, deliver, award, grant, redeem, purchase or otherwise acquire or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of any of its Equity Securities;

(c)            take any action that would constitute or result in Leakage (other than Permitted Leakage);

(d)            other than in the Ordinary Course of Business, (i) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any Significant Contract, (ii) materially amend, extend or renew any Significant Contract or (iii) enter into any Significant Contract;

(e)            except as required by the terms of the Employment Agreements in effect on the date hereof and made available to BIII (i) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Service Provider with an annual compensation exceeding $500,000, (ii) increase the compensation or benefits provided to any current or former Service Provider with an annual compensation exceeding $500,000 other than in the Ordinary Course of Business, (iii) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider, (iv) establish, adopt, enter into, amend, or terminate any Employment Agreement or Labor Contract or (v) (x) hire any employees with an annual target compensation of over $500,000 other than to fill vacancies arising due to terminations of employment of employees following the date hereof or (y) terminate the employment of any employees other than for cause;

(f)            acquire (whether by merger or consolidation or the purchase of a substantial portion of the equity in or assets of or otherwise) any other Person with a purchase price exceeding $1,000,000;

(g)            except for Permitted Leakage, (i) repurchase, prepay, redeem or incur, create, assume or otherwise become liable for Indebtedness of over $5,000,000 in the aggregate, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing, (ii) make any loans, advances or capital contributions to, or investments in, any other Person other than another direct or indirect wholly owned Subsidiary of the Company for an amount exceeding $2,000,000 in the aggregate, (iii) cancel or forgive any debts or other amounts owed to the Company or any of its Subsidiaries or (iv) commit to do any of the foregoing;

(h)            (i) fail to timely pay all material Taxes that become due and payable, (ii) make or change any material Tax election (with any election under Treasury Regulations Section 301.7701-3 being material for this purpose), (iii) adopt or change any material Tax accounting method except as required by Applicable Law, (iv) settle or compromise any material Tax liability, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) with respect to a material amount of Taxes, (vi) enter into any Tax sharing or similar arrangement (other than any such agreement solely between the Company and its Subsidiaries or any customary commercial Contract which does not primarily relate to Taxes), (vii) file any amended material Tax Return unless required by Applicable Law, (viii) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, (ix) settle or consent to any claim or assessment relating to any material amount of Taxes or (x) consent to any extension or waiver of the statute of limitations for any such claim or assessment (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the Ordinary Course of Business);

(i)             except for non-exclusive licenses granted to customers in the Ordinary Course of Business, assign, transfer or dispose of, license, abandon, sell, lease, sublicense, modify, terminate, permit to lapse, create or incur any Lien (other than a Permitted Lien) on, or otherwise fail to take any action necessary to maintain, enforce or protect any Owned Intellectual Property or Licensed Intellectual Property;

(j)             (i) commence, discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending or threatened Action that would reasonably be expected to (A) result in any material restriction on the Company or any of its Subsidiaries, (B) result in a payment of greater than $5,000,000 in the aggregate or (C) involve any equitable remedies or admission of wrongdoing, or (ii) other than in the Ordinary Course of Business, waive, release or assign any claims or rights of the Company and any of its Subsidiaries;

(k)            sell, lease, license, sublicense, exchange, mortgage, pledge, create any Liens (other than Permitted Liens) on, transfer or otherwise dispose of, or agree to sell, lease, license, sublicense, exchange, mortgage, pledge, transfer or otherwise create any Liens (other than Permitted Liens) on or dispose of, any material tangible or intangible assets, properties, securities, or interests of the Company or any of its Subsidiaries (other than Intellectual Property, which is addressed in Section 6.01(i)), in each case other than in the Ordinary Course of Business;

(l)             merge or consolidate itself or any of its Subsidiaries with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(m)           make any material change in financial accounting methods, principles or practices of the Company and its Subsidiaries, except insofar as may have been required by a change in IFRS or any Applicable Law or to obtain compliance with PCAOB auditing standards;

(n)            permit any insurance policy listed in Section 4.18 of the Company Disclosure Schedule to be canceled or terminated without using commercially reasonable efforts to prevent such cancellation or termination, other than if, in connection with such cancellation or termination, a replacement policy having comparable deductions and providing coverage substantially similar to the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(o)            change, in any material respect, (i) the cash management practices of the Company and its Subsidiaries or (ii) the policies, practices and procedures of the Company and its Subsidiaries with respect to collection of accounts receivable and establishment of reserves for uncollectible amounts;

(p)            other than commitments or liabilities under existing Contracts and except as set forth in Section 6.01(d) of the Company Disclosure Schedules, make any commitments for capital expenditures or incur any liabilities by the Company or any of its Subsidiaries in respect of capital expenditure, in either case that in the aggregate exceed $5,000,000;

(q)            materially amend or modify, or terminate, any material Permit, other than routine renewals, or fail to maintain or timely obtain any Permit that is material to the ongoing operations of the Company and its Subsidiaries; or

(r)             enter into any legally binding agreement to do any action prohibited under this Section 6.01.

Nothing contained in this Section 6.01 shall give to BIII, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company prior to the Closing. Prior to the Closing, each of BIII and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Applicable Law.

Section 6.02.      Inspection. Each of the Company and Astrum Singapore shall, and shall cause their respective Subsidiaries to, afford to BIII and its officers, employees, accountants, counsel, financing sources and other representatives reasonable access during the Interim Period, during normal business hours, to all of their respective properties, books and records (including Tax Returns and work papers of, and correspondence with, the Company’s independent auditors), Contracts, commitments, customers, vendors and other business relations and officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request in connection with the consummation of this Agreement or the transactions contemplated hereby; provided that no investigation pursuant to this Section 6.02 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company, Astrum Singapore or BIII; provided, further, that any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to unreasonably interfere with the conduct of the business of the Company, Astrum Singapore and their respective Subsidiaries during normal business hours under the supervision of appropriate personnel of the Company and its Subsidiaries. All requests for access to the properties, books and records of the Company and its Subsidiaries shall be made in accordance with Section 11.03.

Section 6.03.      Audited Financial Statements. As promptly as practicable after the date of this Agreement, but in no event later than September 30, 2026, the Company shall use its commercially reasonable efforts to deliver to BIII, audited consolidated financial statements for the fiscal years ended December 31, 2024 and December 31, 2025, which financial statements shall have been audited in accordance with PCAOB auditing standards by a PCAOB-qualified auditor that is independent under Rule 2-01 of Regulation S-X under the Securities Act.

Section 6.04.      Trust Account Waiver. Notwithstanding anything to the contrary set forth in this Agreement, each of the Company and Astrum Singapore acknowledges that BIII is a blank check company with the powers and privileges to effect a Business Combination. Each of the Company and Astrum Singapore further acknowledges that, as described in the prospectus dated January 7, 2026 (the “Prospectus”), substantially all of BIII’s assets consist of the cash proceeds of BIII’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of BIII, certain of its public shareholders and the underwriters of BIII’s initial public offering. Each of the Company and Astrum Singapore acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to BIII to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of BIII entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Company and Astrum Singapore hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with BIII or any other Person; provided, however, that nothing in this Section 6.04 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company and Astrum Singapore to (a) bring any action or actions for specific performance, injunctive and/or other equitable relief or (b) bring or seek a claim for Damages against BIII, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account to holders of BIII Ordinary Shares in accordance with the BIII Governing Document and the Trust Agreement).

Section 6.05.      Shareholder Litigation. Without limiting Section 6.01 above, in the event that any material litigation related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the knowledge of the Company or Astrum Singapore, threatened in writing, against the Company, Astrum Singapore or the board of directors of the Company or Astrum Singapore by any Person prior to the Closing, the Company and Astrum Singapore (as applicable) shall promptly after becoming aware of such litigation notify BIII of any such litigation and keep BIII reasonably informed with respect to the status thereof. The Company and Astrum Singapore (as applicable) shall consider in good faith BIII’s reasonable suggestions with respect to such litigation.

Section 6.06.      Satellite Related Matters. The Company, Astrum Singapore and their respective Subsidiaries shall take all actions as are commercially reasonably necessary to maintain Company Permits and the ITU Rights in full force and effect, including without limitation timely and properly filing and diligently prosecuting any applications with or notifications to relevant Governmental Authorities or the ITU, as the case may be, in connection with any Company Satellite and any New Satellite.

Section 6.07.      Founder Support Letter. The Company shall (a) use commercially reasonable efforts to maintain the Founder Support Letter in full force and effect until the Founder Support Letter expires in accordance with its terms and (b) during the Interim Period, promptly notify BIII in writing upon the Company becoming aware of (i) any material breach or default under the Founder Support Letter, (ii) any termination, amendment or modification of the Founder Support Letter, or (iii) any event or circumstance that could reasonably be expected to materially impair the ability of the Founder to perform his funding obligations under the Founder Support Letter.

Section 6.08.      Related Party Loans. Prior to the Closing, the Company shall cause all outstanding loans, advances, or other Indebtedness owed by the Company or any of its Subsidiaries to any Related Party (“Related Party Loans”) to be novated to Astrum Holding or otherwise forgiven, cancelled, or contributed (without any cash payment or other consideration from the Company or any of its Subsidiaries) such that, after giving effect thereto, the financial statements of the Company and its Subsidiaries as included in the Registration Statement shall not reflect any Related Party Indebtedness as a liability of the Company or any of its Subsidiaries for any post-Closing period. The Company shall use commercially reasonable efforts to effect such novation or other arrangement in a manner that has the least adverse Tax consequences to the holders of Listco Shares, the Company or any of its Subsidiaries.

Article 7
Covenants of BIII

Section 7.01.      Conduct of Business. During the Interim Period, except as set forth on Section 7.01 of the BIII Disclosure Schedule, as expressly contemplated by this Agreement, as required by Applicable Law or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), BIII shall: (i) use commercially reasonable efforts to operate its business only in the Ordinary Course of Business, (ii) comply with, and continue performing under the BIII Governing Document, the Trust Agreement and all other agreements or Contracts to which BIII may be party, and (iii) not:

(a)            change, amend or propose to amend (i) the BIII Governing Document or (ii) the Trust Agreement or any other agreement related to the Trust Agreement, except for any such action in connection with the BIII Shareholders’ vote on an extension of the deadline for consummating a Business Combination or as provided for in this Agreement in connection with the Merger;

(b)            adjust, split, combine, subdivide, issue, pledge, deliver, award, grant redeem, purchase or otherwise acquire or sell, or authorize the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any Equity Securities of BIII, other than (i) any redemption made in connection with the BIII Shareholder Redemption Right, (ii) any action in connection with the BIII Shareholders’ vote on an extension of the deadline for consummating a Business Combination, (iii) in connection with any private placement of securities conducted by BIII after the date hereof, or (iv) as otherwise required by the BIII Governing Document in order to consummate the Transactions;

(c)            merge or consolidate itself with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of BIII (other than the Merger);

(d)            make, authorize or declare any dividend (whether in the form of cash or other property) or distribution;

(e)            (i) enter into any material Contract, (ii) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any material Contract or (iii) materially amend, extend or renew any material Contract, in each case other than in the ordinary course of business;

(f)             other than as expressly required by the Sponsor Support Agreement or any Ancillary Agreement, required for purposes of funding working capital of BIII, enter into, renew or amend in any material respect, any transaction or Contract with Sponsor or an Affiliate of BIII;

(g)            hire any employees or adopt any Benefit Plans;

(h)            acquire (whether by merger or consolidation or the purchase of a substantial portion of the equity in or assets of or otherwise) any other Person;

(i)             other than required for purposes of funding working capital of BIII, incur any Indebtedness;

(j)             make any loans, advances or capital contributions to, or investments in, any other Person;

(k)            (i) fail to timely pay all material Taxes that become due and payable, (ii) make or change any material Tax election (with any election under Treasury Regulations Section 301.7701-3 being material for this purpose), (iii) adopt or change any material Tax accounting method except as required by Applicable Law, (iv) settle or compromise any material Tax liability, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) with respect to a material amount of Taxes, (vi) enter into any Tax sharing or similar arrangement, (vii) file any amended material Tax Return unless required by Applicable Law (other than any customary commercial Contract which does not primarily relate to Taxes), (viii) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, (ix) settle or consent to any claim or assessment relating to any material amount of Taxes or (x) consent to any extension or waiver of the statute of limitations for any such claim or assessment (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the Ordinary Course of Business);

(l)             commence, discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending or threatened Action that would reasonably be expected to (A) result in any material restriction on the Company or the Merger Surviving Company, or (B) involve any equitable remedies or admission of wrongdoing, or (ii) waive, release or assign any of its material claims or rights;

(m)           sell, lease, license, sublicense, exchange, mortgage, pledge, create any Liens (other than Permitted Liens) on, transfer or otherwise dispose of, or agree to sell, lease, license, sublicense, exchange, mortgage, pledge, transfer or otherwise create any Liens (other than Permitted Liens) on or dispose of, any of its material tangible or intangible assets, properties, securities, or interests;

(n)            make any material change in its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or Applicable Law;

(o)            incur any capital expenditures; or

(p)            enter into any agreement to do any action prohibited under this Section 7.01.

Nothing contained in this Section 7.01 shall give to the Company or Astrum Singapore, directly or indirectly, the right to control or direct the ordinary course of business operations of BIII prior to the Closing. Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing, each of BIII and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Applicable Law.

Section 7.02.      Shareholder Litigation. Without limiting Section 7.01 above, in the event that any material litigation related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the knowledge of BIII, threatened in writing, against BIII or the board of directors of BIII by any BIII Shareholders or any other Person prior to the Closing, BIII shall promptly after becoming aware of such litigation notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. BIII shall consider in good faith the Company’s reasonable suggestions with respect to such litigation.

Section 7.03.      BIII NYSE Listing.

(a)            From the date hereof through the Closing, BIII shall use reasonable best efforts to ensure it remains listed as a public company on, and for BIII Class A Ordinary Shares to be listed on, NYSE.

(b)            Prior to the Closing, BIII shall use its reasonable best efforts to cause the Listco Shares issuable in accordance with this Agreement, including the Conversion and the Merger, to be approved for listing on NYSE, including by submitting an initial listing application with NYSE (the “Listing Application”) with respect to such shares, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Merger Effective Time, subject to official notice of issuance thereof. BIII shall use its reasonable best efforts to (i) cause the Listing Application, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from NYSE or its staff concerning the Listing Application, and (iii) have the Listing Application approved by NYSE as promptly as practicable after such filing, subject to official notice of issuance, on or prior to the Closing Date.

Article 8
Joint Covenants

Section 8.01.      Efforts to Consummate.

(a)            Subject to the terms and conditions herein provided, each Party shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Law and regulations to consummate and make effective as promptly as practicable the transactions contemplated hereby, including (x) the satisfaction, but not waiver, of the closing conditions set forth in Article 9, (y) obtaining as promptly as practicable the BIII Shareholder Approval (including, in respect of the Company and Astrum Singapore, conducting and participating in investor presentations to, and addressing questions from, BIII Shareholders) and all other consents, approvals, registrations, authorizations, waivers and permits necessary or advisable to be obtained from any third party or any Governmental Authorities and the expiration or termination of all applicable waiting periods under applicable Antitrust Laws necessary to consummate the transactions contemplated hereby, in each case by no later than the date falling one month after the Registration Statement shall have become effective in accordance with the Securities Act, and (z) obtaining approval for listing the Merger Consideration Shares on the NYSE and satisfying any of the initial listing requirements of the NYSE applicable to the Merger Surviving Company. Subject to Section 11.06, the costs incurred in connection with obtaining such consents of all Governmental Authorities, such expiration or termination of all applicable waiting periods under applicable Antitrust Laws, including any filing fees in connection with any Antitrust Law, shall be paid by the Company.

(b)            The Sponsor shall use its reasonable efforts to obtain undertakings from the Pre-Closing BIII Holders to waive and not exercise the BIII Shareholder Redemption Right in respect of their BIII Ordinary Shares. The Company shall use its reasonable best efforts to conduct and participate in investor presentations (which may be held remotely) to, and address questions from, BIII Shareholders, as the Sponsor may request for the purposes of reducing the exercise of the BIII Shareholder Redemption Right.

(c)            Each Party shall cooperate in connection with any investigation of the transactions contemplated hereby or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby or regulatory filings under Applicable Law and obtaining approval for listing the Merger Consideration Shares on the NYSE.

(d)            Each Party shall, in connection with the Agreement, the Ancillary Agreements and the Transactions, to the extent permitted by Applicable Law: (i) promptly notify the other Parties of, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties of) any material substantive communications from or with any Governmental Authority, (ii) cooperate in connection with any proposed substantive written or oral communication with any Governmental Authority and permit the other Parties to review and discuss in advance, and consider in good faith the view of the other Parties in connection with, any proposed substantive written or oral communication with any Governmental Authority, (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Authority unless it has given the other Parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other Parties or their outside counsel the opportunity to attend and participate therein, (iv) furnish such other Parties’ outside legal counsel with copies of all filings and communications between it and any such Governmental Authority and (v) furnish such other Parties’ outside legal counsel with such necessary information and reasonable assistance as such other Parties’ outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority; provided that materials required to be provided pursuant to this Section 8.01(d) may be restricted to outside legal counsel and may be redacted (A) as necessary to comply with contractual arrangements, and (B) to remove references to privileged information.

Section 8.02.      Indemnification and Insurance.

(a)            At and from the Closing, the Merger Surviving Company will enter into customary indemnification agreements with the members of the Board. Each of the Company and BIII agrees that all rights held by each present and former director and officer of the Company and BIII to indemnification and exculpation from liabilities for acts or omissions (other than such liability (if any) that they may incur by reason of their own actual fraud) occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at, or after the Merger Effective Time, provided in the Company’s Governing Document or the BIII Governing Document in effect on the date of this Agreement shall survive the Merger and shall continue in full force and effect until the sixth anniversary of the Merger Effective Time. Without limiting the foregoing, BIII shall cause the Merger Surviving Company (i) to maintain for a period of not less than six years from the Merger Effective Time provisions in its Governing Documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of BIII’s and the Company’s former and current officers and directors that are no less favorable to those Persons than the provisions of BIII’s and the Company’s respective Governing Document as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Applicable Law.

(b)            BIII may cause coverage to be extended under its current directors’ and officers’ liability insurance by obtaining a six year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Merger Effective Time; provided that the Company shall not be responsible for bearing any annual premium of such insurance that exceeds 200% of the aggregate annual premium currently payable by BIII for such insurance policy. If any claim is asserted or made within such six year period, the provisions of this Section 8.02 shall be continued in respect of such claim until the final disposition thereof.

(c)            Notwithstanding anything to the contrary contained in this Agreement, this Section 8.02 shall survive the consummation of the Merger until the sixth anniversary of the Merger Effective Time and shall be binding, jointly and severally, on all successors and assigns of the Merger Surviving Company. In the event that the Merger Surviving Company or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Merger Surviving Company shall succeed to the obligations set forth in this Section 8.02.

Section 8.03.      Tax Matters.

(a)            Intended Tax Treatment.

(i)            The Parties intend that, for U.S. federal income tax purposes (and applicable corresponding state and local income tax purposes), the Astrum Stock Acquisition qualify for the Intended Tax Treatment.

(ii)            The Parties shall file all Tax Returns consistent with each of the two positions constituting the Intended Tax Treatment and shall not take any position on any Tax Return, or in any Tax audit, examination, contest or other proceeding with respect to Taxes, that is inconsistent with the Intended Tax Treatment, unless Astrum Holding determines in good faith (and after consultation with BIII) that there is not a likelihood of success of “more likely than not” for one or both of such positions (a “Reporting Exception Determination”).

(iii)            In the event the SEC requests or otherwise requires a tax opinion regarding the Intended Tax Treatment, the Company shall use its commercially reasonable efforts to cause Loeb & Loeb LLP (or such other nationally recognized law or accounting firm representing the Company and mutually acceptable to the Parties) to deliver such tax opinion in form and substance reasonably satisfactory to the Parties. Notwithstanding anything to the contrary in this Agreement, the receipt or delivery of a tax opinion regarding the Intended Tax Treatment shall not be a condition to the obligations of any Party to consummate the Closing. Notwithstanding any provision herein, Loeb & Loeb LLP shall not be required to issue any opinion with respect to the tax consequences of the Business Combination or any of the transactions contemplated herein to BIII or to its shareholders. In the event of a Reporting Exception Determination, this Section 8.03(a)(iii) shall not apply with respect to the Intended Tax Treatment positions or positions that gave rise to such Reporting Exception Determination.

(iv)            The parties shall cooperate fully, and to the extent reasonably requested by the other Party or its counsel to document and support the Intended Tax Treatment of the Astrum Stock Acquisition. Without limitation of the foregoing, each Party shall use reasonable best efforts to execute and deliver customary tax representation letters to Loeb & Loeb LLP (or such other advisor) in form and substance reasonably satisfactory to such advisor to support any tax opinion provided by such advisor in accordance with Section 8.03(a)(iii).

(b)            Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) shall be borne by the Party responsible under Applicable Law and paid when due. The Company and BIII agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes. The Party responsible under Applicable Law shall timely file all necessary Tax Returns and other documentation with respect to all Transfer Taxes.

(c)            Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party with respect to Tax matters of the Company or otherwise relating to the transactions contemplated by this Agreement. Such cooperation shall include the provision of records and information which are reasonably relevant to any such matters and within such Party’s possession or obtainable without material cost or expense, and making employees or other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)            Certain Gain Recognition Agreement Matters. BIII and the Merger Surviving Company shall reasonably cooperate with any Astrum Shareholder that is a party to, or that has filed or files, a gain recognition agreement under Treasury Regulations Section 1.367(a)-8 (or any successor regulation thereto) in connection with the Astrum Stock Acquisition, including by providing such information as may be reasonably requested by such shareholder and as is necessary or advisable to enable such shareholder to (i) enter into any new, amended or restated gain recognition agreement (including any new gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8(k)) in connection with the Merger, (ii) comply with the terms of any existing gain recognition agreement (including any annual certification requirements), or (iii) otherwise comply with the gain recognition agreement rules under Section 367(a) of the Code and the Treasury Regulations promulgated thereunder (including Treasury Regulations Section 1.367(a)-8); provided that BIII, the Merger Surviving Company and their respective direct or indirect Affiliates (i) shall not be required to incur any material out-of-pocket costs in connection with such cooperation (other than costs that are reimbursed by the requesting Astrum Shareholder), and (ii) shall not be prohibited or restricted from taking any actions or entering into any transactions that might otherwise result in the Astrum Shareholder recognizing gain under the applicable gain recognition agreement.

Section 8.04.      Proxy Statement; Registration Statement.

(a)            As promptly as reasonably practicable after the date of this Agreement, BIII, the Company and Astrum Singapore shall prepare, and BIII shall file with the SEC the Registration Statement, in which a preliminary proxy statement in connection with the Merger to be sent to the Pre-Closing BIII Holders among other things, relating to the BIII Extraordinary General Meeting in accordance with and as required by the BIII Governing Document, Applicable Law, and any applicable rules and regulations of the SEC and the NYSE (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) for the purposes of the approval of the Transaction Proposals will be included as a prospectus. BIII, the Company and Astrum Singapore shall use commercially reasonable efforts to cooperate, and cause their respective Subsidiaries, as applicable, to reasonably cooperate, with each other and their respective representatives in the preparation of the Proxy Statement and the Registration Statement. BIII, the Company and Astrum Singapore shall use their commercially reasonable efforts to cause the Proxy Statement and the Registration Statement to comply with the rules and regulations promulgated by the SEC, respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement and the Registration Statement (taking into account the matters set forth in Section 8.03(a)(iii) to the extent applicable), to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and by no later than the Effectiveness Deadline, to keep the Registration Statement effective (i) as long as is necessary to consummate the Merger and the other Transactions or (ii) until such date after Closing on which a registration statement on Form F-1 registering (A) the issuance of Listco Shares issuable upon the exercise of BIII Warrants and (B) the resale of all Listco Shares (including Listco Shares issuable upon exercise of BIII Warrants) and BIII Warrants held or to be held by the Non-Public Eligible BIII Shareholders has been declared effective under the Securities Act (the “Resale F-1 Effective Date”), whichever is later, and to use commercially reasonable efforts to keep the resale prospectus included in the Registration Statement current until the Resale F-1 Effective Date.

(b)            BIII and the Company shall use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Merger, and the Company and BIII shall promptly furnish all information concerning itself as may be reasonably requested in connection with any such action.

(c)            Each of Astrum Singapore and the Company shall use reasonable best efforts to promptly furnish to BIII all information concerning itself, its Subsidiaries, officers, directors, managers, members and shareholders, as applicable, and such other matters, in each case, as may be reasonably necessary in connection with and for inclusion in the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of BIII to the SEC or the NYSE in connection with the Merger and the other transactions contemplated hereby (including any amendment or supplement to the Proxy Statement or the Registration Statement) (collectively, the “Offer Documents”).

(d)            BIII shall notify the Company promptly after BIII receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Merger Consideration Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement, the Registration Statement or the other Offer Documents or for additional information. BIII shall provide the Company with a reasonable opportunity to review and comment on the Proxy Statement and the Registration Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by the Company in respect of such documents and responses prior to filing such with or sending such to the SEC, and, to the extent practicable, the Parties will provide each other with copies of all such filings made and correspondence with the SEC. BIII and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC with respect to the Proxy Statement, the Registration Statement or the other Offer Documents and any amendment filed in response thereto.

(e)            Each of BIII, Astrum Singapore and the Company shall use commercially reasonable efforts to ensure that none of the information related to it or any of its Affiliates, supplied by it or on its behalf for inclusion or incorporation by reference in (i) the Proxy Statement will, as of the date it is first mailed to the Pre-Closing BIII Holders, or at the time of the BIII Extraordinary General Meeting, or (ii) the Registration Statement will, at the time the Registration Statement is filed, at the time it becomes effective under the Securities Act and at the Merger Effective Time, in either case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(f)             If, at any time prior to the Merger Effective Time, any information relating to BIII, the Company, Astrum Singapore or any of their respective Subsidiaries, Affiliates, directors or officers, as applicable, or the Astrum Shareholders is discovered by any of BIII or the Company to be inaccurate and is required to be set forth in an amendment or supplement to either the Proxy Statement or the Registration Statement, so that the Proxy Statement or the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall, subject to the other provisions of this Section 8.04, be promptly filed by BIII with the SEC and, to the extent required by Applicable Law, disseminated to the Pre-Closing BIII Holders.

Section 8.05.      BIII Shareholder Approval.

(a)            BIII shall take, in accordance with Applicable Law, the rules of the NYSE, and the BIII Governing Document, all action necessary to call, hold, and convene an extraordinary general meeting of holders of BIII Ordinary Shares (including any permitted adjournment or postponement, the “BIII Extraordinary General Meeting”) to consider and vote upon the Transaction Proposals and to provide the BIII Shareholders with the opportunity to effect a BIII Share Redemption in connection therewith, as promptly as reasonably practicable after the date that the Registration Statement is declared effective under the Securities Act but in no event earlier than 20 days after mailing to the BIII Shareholders. BIII shall, through the BIII Board, recommend to the BIII Shareholders (including in the Proxy Statement) and solicit approval of (i) the adoption and approval of this Agreement and the Transactions as a Business Combination, (ii) the adoption and approval of the Merger and the Plan of Merger, (iii) the amendment to the authorized share capital of BIII from the Merger Effective Time to increase the number of authorized shares for the issuance of the Merger Consideration Shares, the Performance Shares, Listco Shares under the Equity Incentive Plan, Listco Shares upon exercise of BIII Warrants, and such additional Listco Shares as may be necessary or desirable for general corporate purposes, (iv) the amendment and restatement of the BIII Governing Document by its replacement with the Listing Articles from the Merger Effective Time, which Listing Articles shall provide, among other things, the new authorized share capital and the new name of BIII, (v) the change of name of BIII to “Astrum Space Company” (or such other name as may be agreed by the Company and BIII) from the Merger Effective Time, (vi) the issuance of the Merger Consideration Shares and the Performance Shares, (vii) the adoption and approval of the Equity Incentive Plan, (viii) the adoption and approval of any other proposals as the SEC (or staff member thereof) or the NYSE may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto, (ix) the adoption and approval of any other proposals as reasonably agreed by BIII and the Company to be necessary or appropriate in connection with the Merger and (x) the adjournment of the BIII Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (x), together, the “Transaction Proposals”). BIII shall use its reasonable best efforts to obtain the approval of the Transaction Proposals at the BIII Extraordinary General Meeting, including by soliciting proxies as promptly as reasonably practicable in accordance with Applicable Law for the purpose of seeking the approval of the Transaction Proposals and adjourning the BIII Extraordinary General Meeting as many times as reasonably necessary to permit further solicitation of proxies in the event there are not sufficient votes to approve and adopt any of the Transaction Proposals.

(b)            Notwithstanding anything to the contrary contained in this Agreement, once the BIII Extraordinary General Meeting to consider and vote upon the Transaction Proposals has been called and noticed, BIII will not adjourn or postpone the BIII Extraordinary General Meeting without the consent of the Company, other than (i) for the absence of a quorum, in which event BIII shall adjourn the meeting up to three times for up to ten Business Days each time, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that BIII has determined in good faith, after consultation with its outside legal advisors, is necessary under Applicable Law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of BIII Ordinary Shares prior to the BIII Extraordinary General Meeting, or (iii) a one-time adjournment or postponement of up to ten Business Days to solicit additional proxies from holders of BIII Ordinary Shares to the extent BIII has determined that such adjournment or postponement is reasonably necessary to obtain the approval of the Transaction Proposals.

Section 8.06.      Post-Closing Board.

(a)            The Parties shall take all necessary actions to cause the Board as of immediately following the Closing to consist of not more than five directors (including a Chairman of the Board) to be appointed by Astrum Holding, all of whom should meet the director qualification and eligibility criteria of Applicable Laws and the applicable listing rules of the NYSE, with the composition of the Board complying with the director independence rules as required by the applicable listing rules of the NYSE and other Applicable Laws. From Closing and for two (2) years after Closing, the Sponsor will have the right to nominate one (1) director to the Board for a term not less than two (2) years on terms to be mutually agreed by the Merger Surviving Company and the Sponsor.

Section 8.07.      Trust Account. Upon satisfaction or waiver of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice BIII shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with, subject to and pursuant to the Trust Agreement and the BIII Governing Document, (a) at the Closing, (i) BIII shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall cause the Trustee to (A) pay as and when due all amounts payable for BIII Share Redemptions and (B) pay all amounts then available in the Trust Account to, or at the direction of, BIII in accordance with this Agreement (including Section 3.04) and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 8.08.      Form 8-K Filings. BIII and the Company shall mutually agree upon and issue a press release announcing the execution of this Agreement. BIII and the Company shall cooperate in good faith with respect to the prompt preparation of, and, as promptly as practicable after the effective date of this Agreement (but in any event within four Business Days thereafter), BIII shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Prior to the Closing, BIII and the Company shall mutually agree upon and prepare a press release announcing the consummation of the Transactions (“Closing Press Release”). Concurrently with or promptly after the Closing, BIII shall issue the Closing Press Release and BIII shall file it on a Current Report on Form 8-K. BIII and the Company shall cooperate in good faith with respect to the preparation of, and BIII shall prepare, a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (the “Completion 8-K”). Concurrently with the Closing, or as soon as practicable (but in any event within four Business Days) thereafter, the Merger Surviving Company shall file the Completion 8-K with the SEC.

Section 8.09.      Equity Incentive Plan. Prior to the Closing Date, BIII shall approve and, subject to the approval of the BIII Shareholders, adopt an equity incentive plan with terms consistent with this Section 8.09 and as otherwise determined by the Company and BIII (the “Equity Incentive Plan”). The Equity Incentive Plan will provide for the grant of awards to employees, service providers, the Founder and other eligible participants of the Merger Surviving Company and its Subsidiaries with a total pool of awards of Listco Shares not exceeding 20% of the aggregate number of Listco Shares outstanding as of immediately after the Closing, on a fully diluted, as converted and as-exercised basis. The Equity Incentive Plan shall be effective upon and from the Closing.

Section 8.10.      No Shop. During the Interim Period, BIII, on the one hand, and the Company, Astrum Singapore and their respective Subsidiaries, on the other hand, will not, nor will they direct, authorize, cause or permit their respective Representatives to, directly or indirectly (a) take any action to solicit, initiate or engage in discussions or negotiations with, or enter into any binding agreement with, any Person concerning, or which would reasonably be expected to lead to, an Acquisition Transaction, (b) in the case of BIII, fail to include the BIII Board Recommendation in (or remove the BIII Board Recommendation from) the Registration Statement, or (c) withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the other Party, the approval of such Party’s governing body of this Agreement, the Ancillary Agreements and/or any of the Transactions, or, in the case of BIII, the BIII Board Recommendation, unless, in the case of clauses (b) and (c), the applicable party reasonably determines based on advice of outside counsel that the failure to take, or taking of, such action would be reasonably likely to be in breach of the BIII Board’s fiduciary duties under Applicable Law. Promptly upon receipt of an unsolicited proposal regarding an Acquisition Transaction, BIII, Astrum Singapore and the Company shall notify the other party thereof, which notice shall include a written summary of the material terms of such unsolicited proposal. Notwithstanding the foregoing, the Parties may respond to any unsolicited proposal regarding an Acquisition Transaction only by indicating that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction. From and after the date hereof, BIII shall, and shall instruct its officers and directors to, and BIII shall instruct and cause its Representatives, the Sponsor and their respective Subsidiaries and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons (other than the Company and its Representatives) with respect to an Acquisition Transaction. For the purposes hereof, “Acquisition Transaction” means, (i) with respect to the Company and Astrum Singapore, any merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction (other than (x) the Transactions, (y) transactions in the Ordinary Course of Business, and (z) other transactions that would not be restricted under Section 6.01 and are not undertaken within the intention of frustrating the Transactions), in each case, involving the sale, lease, exchange or other disposition of at least a majority of the properties or assets of the Company and its Subsidiaries as a whole or Equity Securities of the Company, Astrum Singapore or their respective Subsidiaries representing in aggregate at least 15% of the Company’s total consolidated assets and (ii) with respect to BIII, any transaction (other than the Transactions) involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of assets, businesses or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving BIII (or any Affiliate or Subsidiary of BIII), on the one hand, and any party other than Astrum Singapore, the Company or the Astrum Shareholders, on the other hand.

Section 8.11.      Notification of Certain Matters. Each of BIII, Astrum Singapore and the Company shall give prompt notice to the other Party of: (a) any Action or investigation that would have been required to be disclosed to the other Party under this Agreement if such Party had knowledge of it as of the date hereof; (b) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Section 9.02 or Section 9.03 not to be satisfied at any time from the date of this Agreement to the Merger Effective Time; (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Merger or the other Transactions; (d) without limiting Section 8.01, any regulatory notice or report from a Governmental Authority in respect of the Transactions; and (e) in the case of the Company, any information or knowledge obtained by the Company, or any of its Subsidiaries that could reasonably be expected to materially affect the Company’s or any of its Subsidiaries’ current projections, forecasts or budgets or estimates of revenues, earnings or other measures of financial performance for any period.

Section 8.12.      PIPE Financing. During the Interim Period, the Parties shall use commercially reasonable efforts to raise equity, structured equity or equity-linked financing, debt financings or any other type of financings, whether from strategic investors or otherwise as mutually agreed by BIII and the Company (a “PIPE Financing”). The Company, Astrum Singapore and BIII shall co-lead the effort to identify potential investors for the PIPE Financing, including institutional and high-net-worth investors across various jurisdictions. In addition, the Company and Astrum Singapore shall take the leading role with BIII providing reasonable cooperation as may be requested by the Company or Astrum Singapore to participate in and deliver presentations at investor meetings with prospective PIPE Financing investors, including by making its officers and representatives available for investor meetings and providing such information regarding BIII, the Company and its Subsidiaries (as applicable) as may be reasonably requested by prospective investors. The Company shall enter into engagement letters with one or more PIPE placement agents in form and substance reasonably acceptable to the Company and BIII (“PIPE Engagement Letters”). Any PIPE Financing shall be consummated pursuant to one or more subscription agreements (including forward purchase agreements) entered into by the Company, in form and substance reasonably acceptable to the Company and BIII, pursuant to which investors mutually approved by the Company and BIII shall agree to purchase Equity Securities of the Merger Surviving Company, or notes or other similar instruments of the Merger Surviving Company, in a private placement or placements to be consummated no later than the Closing, on the terms and conditions set forth therein.

Article 9
Conditions to Obligations

Section 9.01.      Conditions to Obligations of BIII and the Company

. The obligations of BIII and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if permitted by Applicable Law) in writing by both BIII and the Company:

(a)            Listing Requirements. The Merger Consideration Shares shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof.

(b)            Required Governmental Consents. The consents or approvals of Governmental Authorities as set forth on Section 9.01(b) of the Company Disclosure Schedule shall have been received.

(c)            Applicable Law. There shall not be in force any Applicable Law or Governmental Order enjoining, prohibiting, making illegal or preventing the consummation of the Transactions.

(d)            BIII Shareholder Approval. The BIII Shareholder Approval shall have been obtained and shall remain in full force and effect.

(e)            Effectiveness of Registration Statement. The Registration Statement shall have been declared effective in accordance with the Securities Act.

(f)            Stop Order. No stop order shall have been issued by the SEC with respect to the Registration Statement and no Action seeking such stop order shall have been threatened or initiated.

Section 9.02.      Conditions to Obligations of BIII

. The obligations of BIII to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by BIII:

(a)            Representations and Warranties.

(i)            Each of the representations and warranties of the Company and Astrum Singapore contained in this Agreement (without giving effect to any materiality or “Company Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.05, Section 4.06, Section 4.09(a), Section 4.25 and Section 4.26, shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time, except with respect to representations and warranties which speak as to another specified time, which representations and warranties shall be true and correct at and as of such time, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii)            The representations and warranties of the Company and Astrum Singapore contained in Section 4.05, Section 4.06 and Section 4.09(a) shall be true and correct (except for de minimis inaccuracies in respect of any Subsidiaries with respect to Section 4.05 and Section 4.06) as of the date of this Agreement and as of the Closing, as if made at and as of such time.

(iii)            Each of the representations and warranties of the Company and Astrum Singapore contained in Section 4.01, Section 4.02,  Section 4.25 and Section 4.26 (without giving effect to any materiality or “Company Material Adverse Effect” or similar qualifications therein), shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time (except to the extent that any such representation and warranty speaks expressly as of another specified time, in which case such representation and warranty shall be true and correct as of such time), except for, in each case, such failures to be true and correct as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

(b)            Covenants.

(i)             Each of the covenants, obligations and agreements of the Company and Astrum Singapore hereunder to be performed as of or prior to the Closing (other than the covenant, obligation and agreement set forth in Section 6.08) shall have been performed in all material respects; and

(ii)            The covenant, obligation and agreement of the Company and Astrum Singapore set forth in Section 6.08 shall have been performed in all respects,

provided, that for the purposes of this Section 9.02(b), a covenant of the Company or Astrum Singapore shall only be deemed to have not been performed if the Company or Astrum Singapore (as the case may be) has materially breached such covenant and failed to cure, if curable, within 20 days after receipt by the Company or Astrum Singapore (as the case may be) from BIII notice of such breach.

(c)            No Company Material Adverse Effect. From the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing.

(d)            Closing Deliverables. BIII shall have received the deliverables set forth in Section 3.01(a).

(e)            Astrum Holding Approval. Astrum Holding, as the sole shareholder of the Company, shall have passed a special resolution of the Company approving the execution, delivery and performance of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and such resolution shall remain in full force and effect.

Section 9.03.      Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)            Representations and Warranties.

(i)              Each of the representations and warranties of BIII contained in this Agreement (without giving effect to any materiality or “BIII Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.06, Section 5.12(b) and Section 5.21, shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time, except with respect to representations and warranties which speak as to another specified time, which representations and warranties shall be true and correct at and as of such time, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a BIII Material Adverse Effect.

(ii)             The representations and warranties of BIII contained in Section 5.01(c), Section 5.02 and Section 5.12(b) shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time.

(iii)            Each of the representations and warranties of BIII contained in Section 5.01(a), Section 5.01(b), Section 5.06 and Section 5.21 (without giving effect to any materiality or “BIII Material Adverse Effect” or similar qualifications therein), shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and as of the Closing, as if made at and as of such time (except to the extent that any such representation and warranty speaks expressly as of another specified time, in which case such representation and warranty shall be true and correct in all respects except for de minimis inaccuracies as of such time).

(b)            Covenants. Each of the covenants, obligations and agreements of BIII hereunder to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for the purposes of this Section 9.03(b), a covenant of BIII shall only be deemed to have not been performed if BIII has materially breached such covenant and failed to cure, if curable, within 20 days after receipt by BIII from the Company notice of such breach (or if earlier, the Termination Date).

(c)            No BIII Material Adverse Effect. From the date of this Agreement, there shall not have occurred a BIII Material Adverse Effect that is continuing.

(d)            Closing Deliverables. The Company shall have received the deliverables set forth in Section 3.01(b).

Section 9.04.      Satisfaction of Conditions. All conditions to the obligations of the Company and BIII to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for all purposes if the Closing occurs.

Article 10
Termination

Section 10.01.      Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the Closing only:

(a)            by a written instrument executed by all the Parties;

(b)            by either the Company or BIII if the Closing shall not have occurred on or before May 27, 2027 or such later date as may be mutually agreed by the Company and BIII (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available (i) to BIII if any breach of or failure to perform any provision of this Agreement by BIII results in the failure of the Closing to be consummated by such date or (ii) to the Company if any breach of or failure to perform any provision of this Agreement by the Company or Astrum Singapore results in the failure of the Closing to be consummated by such date;

(c)            by either the Company or BIII if the consummation of the Merger is permanently enjoined, prohibited, deemed illegal or prevented by the terms of a final, non-appealable Governmental Order;

(d)            by BIII if there is any breach of any representation, warranty, covenant or agreement on the part of the Company or Astrum Singapore set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or Astrum Singapore (as applicable), then, for a period of up to 30 days (or any shorter period of the time that remains between the date BIII provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from BIII of such breach, but only as long as the Company or Astrum Singapore (as applicable) continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided that BIII shall not have the right to terminate this Agreement pursuant to this Section 10.01(d) if BIII is then in breach of its covenants, agreements, representations or warranties contained in this Agreement, which breach by BIII would cause any condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied;

(e)            by the Company if there is any breach of any representation, warranty, covenant or agreement on the part of BIII set forth in this Agreement, such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating BIII Breach”), except that, if any such Terminating BIII Breach is curable by BIII, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by BIII of notice from the Company of such breach, but only as long as BIII continues to use their reasonable best efforts to cure such Terminating BIII Breach (the “BIII Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating BIII Breach is not cured within the BIII Cure Period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if the Company or Astrum Singapore is then in breach of its covenants, agreements, representations or warranties contained in this Agreement, which breach by the Company or Astrum Singapore would cause any condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied; or

(f)            by either the Company or BIII if the BIII Shareholder Approval is not obtained upon a vote duly taken thereon at the BIII Extraordinary General Meeting (including any permitted adjournment or postponement of the BIII Extraordinary General Meeting).

The Party desiring to terminate this Agreement pursuant to this Section 10.01 (other than Section 10.01(a)) shall give written notice of such termination to each other Party.

Section 10.02.      Effect of Termination.

(a)            Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of any of the Parties for any intentional and wilful material breach of this Agreement or fraud by such Party occurring prior to such termination. The provisions of Sections 6.04, 10.02, 11.05, 11.06, 11.07, 11.08, 11.09, 11.10, 11.13, 11.15, 11.16 and 11.17 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any defined term or other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall, in each case, survive any termination of this Agreement.

(b)            Notwithstanding anything herein to the contrary, if this Agreement is terminated pursuant to Section 10.01 other than for reason solely attributable to a breach of or failure to perform any obligations hereunder by BIII, the Company shall allot and issue to the Sponsor, and the Sponsor shall receive from the Company, within ten (10) Business Days after the date of such termination, 0.0035 Company Ordinary Shares (which shall be equitably and proportionately adjusted in the event of any share split (including reverse share split), share dividend or distribution, reorganization, recapitalization or other similar transaction affecting the Company Ordinary Shares after the date of this Agreement). Any Company Ordinary Shares issued to the Sponsor pursuant to this provision shall be subject to such transfer restrictions as the Company may impose from time to time, and no transfer of such shares shall be effected without the prior written approval of the Company; provided, however, subject to applicable securities law restrictions, that no such approval shall be required for any transfer to an Affiliate of the Sponsor.

Article 11
Miscellaneous

Section 11.01.      Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Closing, except for (a) those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Closing and then only to such extent until such covenants and agreements have been fully performed, (b) any covenants and agreements in the Surviving Provisions and (c) any claim arising out of fraud.

Section 11.02.      Waiver. Any party to this Agreement may, at any time prior to the Closing, waive any of the terms or conditions of this Agreement. No waiver of any term or condition of this Agreement shall be valid unless the waiver is in writing and signed by the waiving party.

Section 11.03.      Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email or other electronic transmission (in each case in this clause (d), solely if receipt is confirmed), addressed as follows:

(i)            If to BIII, to:

Black Spade Acquisition III Co
Suite 2902, 29/F, The Centrium
60 Wyndham Street, Central
Hong Kong

Attention:	Dennis Tam
Kester Ng
Email:

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
9 Raffles Place

#42 – 02 Republic Plaza

Singapore 048619

Attention:	Sharon Lau
Stacey Wong
Email:

(ii)            If to the Company or Astrum Singapore, to:

Astrum Networks Pte. Ltd.

160 Robinson Road, #14-04, Singapore Federation Center

Singapore 068914

Attention:	Jonathan Wang
Email:

with copies (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue
New York, NY 10154

Attention:	David J. Levine
Rima Roawad
Joan S. Guilfoyle
Email:

Loeb & Loeb LLP

101000 Santa Monica Blvd. #2200
Los Angeles, CA 90067

Attention:	Victor Chen
Email:

or to such other address or addresses as the parties may from time to time designate in writing by notice to the other parties in accordance with this Section 11.03.

Section 11.04.      Assignment. No party hereto shall assign, delegate or otherwise transfer (by operation of law or otherwise) any of its rights or obligations under this Agreement or any part hereof without the prior written consent of the other parties hereto. Any assignment in contravention of the preceding sentence shall be null and void ab initio. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 11.05.      Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement, including, without limitation, the right to rely upon the accuracy or completeness of the representations and warranties set forth herein; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of BIII (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.02, (b) the past, present and future directors, managers, officers, employees, incorporators, members, partners, equityholders, Affiliates, agents, attorneys, advisors and representatives of the parties and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, this Section 11.05 and Section 11.16 and (c) the Sponsor is an intended third-party beneficiary of, and may enforce, Section 10.02(b).

Section 11.06.      Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants; provided that, notwithstanding anything to the contrary, if the Transactions are consummated, the Merger Surviving Company shall pay or cause to be paid all costs and expenses (including reasonable and documented fees and expenses of counsel, auditors and financial and other advisors and fees and expenses under Section 8.02) incurred by the Company and its Subsidiaries and BIII in connection with this Agreement, the Ancillary Agreements, and the Transactions; BIII shall provide the Company, upon the Company’s written request, with written notice (which delivery may be made via email) of its reasonable estimates of the costs and expenses incurred as of such date and to be incurred through the Closing by BIII; provided further that, if the Transactions are not consummated, the Company shall bear all costs and expenses paid to the SEC in connection with the Registration Statement and Proxy Statement and related printer fees, all costs and expenses paid to the New York Stock Exchange in connection with the application for listing of the Merger Surviving Company, all costs and expenses incurred by the Parties or any one of them relating to the satisfaction of stock exchange continued and/or initial listing requirements relating to an entity’s public float, shareholder distribution or related conditions, and all costs and expenses incurred in connection with the PIPE Financing (including any fees and expenses under the PIPE Engagement Letters).

Section 11.07.      Governing Law. This Agreement, and all Actions based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 11.08.      Dispute Resolution and Waiver of Jury Trial.

(a)            Subject to Section 11.15, any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the courts of the Borough of Manhattan in the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York located therein and, in each case, appellate courts therefrom, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Applicable Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.08.

(b)            EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 11.08.

Section 11.09.      Headings and Captions; Counterparts. The headings and captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or .pdf copies hereof or signatures hereon shall, for all purposes, be deemed originals. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.10.      Entire Agreement. This Agreement (including, for the avoidance of doubt, any Annexes, Appendices, Exhibits or Schedules annexed hereto or referred to herein, including the Company Disclosure Schedule and the BIII Disclosure Schedule), the Confidentiality Agreement, and the Ancillary Agreements constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the parties hereto except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11.      Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties; provided that, after the BIII Shareholder Approval has been obtained, there shall be no amendment or modification that would require the further approval of the Pre-Closing BIII Holders under Applicable Law without such approval having first been obtained.

Section 11.12.      Publicity. Except communications consistent with the final form of joint press release announcing the Transactions and the investor presentation given to investors in connection with the announcement of the Transactions, BIII, on the one hand, and the Company and Astrum Singapore, on the other hand, shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other, prior to issuing any press releases or other public written communications or otherwise making planned public statements with respect to the Transactions and prior to making any filings with any third party and/or any Governmental Authority with respect thereto, and (other than in the case where the public announcement is required by Applicable Law) shall not make or issue any such press release or other public written communications or otherwise make any planned public statements without the prior written consent of the other Parties, which approval shall not be unreasonably withheld or delayed.

Section 11.13.      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under any Applicable Law governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Applicable Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14.      Disclosure Schedules. Each of the Company and BIII has set forth information on their respective disclosure schedules in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure schedule need not be set forth in any other section so long as its relevance to such other section of the disclosure schedule or section of the Agreement is reasonably apparent. Any item of information, matter or document disclosed or referenced in, or attached to, the Company Disclosure Schedules or the BIII Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material,” “Company Material Adverse Effect,” “BIII Material Adverse Effect,” “material adverse effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter (other than with respect to any section of the Company Disclosure Schedules or BIII Disclosure Schedules, as applicable, referred to in any representation or warranty in this Agreement that expressly requires listing facts, circumstances or agreements in such section of the Company Disclosure Schedules or BIII Disclosure Schedules, as applicable), or (d) notwithstanding the foregoing in subclause (c), constitute, or be deemed to constitute, an admission to any third party in any respect concerning such item or matter.

Section 11.15.      Enforcement.

(a)            The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of Damages or inadequacy of any remedy at Applicable Law, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or Applicable Law.

(b)            Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.15(b) shall not be required to provide any bond or other security in connection with any such injunction. The Parties acknowledge and agree that nothing contained in this Section 11.15 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 11.15 before exercising any termination right under Section 10.01 or pursuing damages.

Section 11.16.      Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Astrum Singapore or BIII under this Agreement of or for any Action based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 11.16, nothing in this Section 11.16 shall limit (a) any liabilities or obligations against any party to an Ancillary Agreement in respect thereof or (b) any Party’s remedies in the event of fraud.

Section 11.17.      Legal Representation . The Company hereby agrees on behalf of itself and its directors, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that any legal counsel (including Latham & Watkins LLP and Appleby) that represented BIII and/or the Sponsor prior to the Closing may represent the Sponsor or any of the Sponsor’s Affiliates or the Sponsor’s or its Affiliates’ respective directors, members, partners, officers or employees, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of BIII or other Company Waiving Parties, and each of BIII and the Company on behalf of itself and the Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of BIII and the Company on behalf of itself and the Company Waiving Parties hereby further agrees that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Latham & Watkins LLP and Appleby) that represented the Sponsor or any of the Sponsor’s Affiliates or the Sponsor’s or its Affiliates’ respective directors, members, partners, officers or employees prior to the Closing in any way related to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence belongs to the Sponsor and may be controlled by the Sponsor, and shall not pass to or be claimed or controlled by the Company (after giving effect to the Closing) or any other Company Waiving Party; provided that the Sponsor shall not waive such attorney/client privilege (x) without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) or (y) other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement. Notwithstanding the foregoing, any privileged communications or information shared by the Company or any Company Waiving Party prior to the Closing with BIII or the Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Company. The Company acknowledges that the foregoing provisions apply whether or not any legal counsel (including Latham & Watkins LLP and Appleby) that represented BIII and/or the Sponsor prior to the Closing provides legal services to the Company, BIII or any other Company Waiving Parties after the Closing Date.

[Signature pages follow.]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

BLACK SPADE ACQUISITION III CO

By:	/s/ Chi Wai Dennis Tam
Name: Chi Wai Dennis Tam
Title: Chairman and Co-Chief Executive Officer

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

ASTRUM SPACE INC

By:	/s/ Zhou Qingzhi
Name: Zhou Qingzhi
Title: Director

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

ASTRUM NETWORKS PTE. LTD.

By:	/s/ Zhou Qingzhi
Name: Zhou Qingzhi
Title: Director

[Signature Page to Business Combination Agreement]

ANNEX A

FORM OF LISTING ARTICLES

(attached)

ANNEX B

FORM OF SHAREHOLDERS SUPPORT AND LOCK-UP AGREEMENT AND DEED

(intentionally omitted)

ANNEX C

FORM OF SPONSOR SUPPORT AND LOCK-UP AGREEMENT AND DEED

(intentionally omitted)

ANNEX D

FORM OF REGISTRATION RIGHTS AGREEMENT

(intentionally omitted)

ANNEX E

FORM OF PLAN OF MERGER

(intentionally omitted)